Exhibit 10.37

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE AVENZO THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AVENZO THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

COLLABORATION, EXCLUSIVE OPTION AND LICENSE AGREEMENT

by and between

AVENZO THERAPEUTICS, INC.

and

VELAVIGO (SHANGHAI) LIMITED

and

for purposes of Sections 5.8 and 5.9 and Articles 18 and 19,

VELAVIGO BIO, INC.

dated as of November 16, 2024

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

EXHIBITS
Exhibit 1.61	Final Data Package
Exhibit 1.101	Licensed Know-How
Exhibit 1.103	Licensed Patents
Exhibit 1.121	Option Molecule
Exhibit 2.1	Initial Research Plan
Exhibit 9.2(b)	Supply Agreement Term Sheet
Exhibit 17.7(b)	Baseball Arbitration Procedures

-v-

COLLABORATION, EXCLUSIVE OPTION AND LICENSE AGREEMENT

This Collaboration, Exclusive Option and License Agreement (this “Agreement”) is made as of November 16, 2024 (the “Effective Date”), by and between Avenzo Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (“Avenzo”), with offices located at 12707 High Bluff Drive, Suite 200, San Diego, California 92130, United States, and VelaVigo (Shanghai) Limited, a corporation organized and existing under the laws of China (“VelaVigo”), with offices located at Building 1, 215 Fute South Rd, WGQ Free Trade Zone, Pudong, Shanghai, and for purposes of Sections 5.8 and 5.9, Article 18 and Article 19. VelaVigo Bio, Inc., a corporation organized and existing under the laws of the State of Delaware (“VelaVigo US”), with offices located at 651 N. Broad Street, Suite 308, Middletown, Delaware 19709, USA. VelaVigo and Avenzo may be referred to in this Agreement individually as a “Party” and together as the “Parties”, provided that with respect to Article 18 and Article 19, VelaVigo and VelaVigo US shall be treated collectively as a “Party” (and all references to VelaVigo therein shall be deemed references to both VelaVigo and VelaVigo US), and together with Avenzo, the “Parties”.

RECITALS

WHEREAS, VelaVigo is a biopharmaceutical company conducting research and development programs related to antibody drug conjugates, including those targeting Nectin4 and TROP2 (each as defined below);

WHEREAS, Avenzo is a biopharmaceutical company focused on developing next generation oncology therapies; and

WHEREAS, the Parties desire to enter into a collaboration in which (a) VelaVigo shall grant Avenzo an exclusive option to obtain exclusive rights to develop, manufacture and commercialize products containing Nectin4/TROP2 ADCs (as defined below) in the Avenzo Territory, (b) VelaVigo will conduct specified preclinical research and development activities for such Nectin4/TROP2 ADCs, all in accordance with and subject to the terms and conditions set forth below, and (c) after Avenzo’s exercise of the Option Right, VelaVigo will manufacture and supply such products to Avenzo for the Avenzo Territory until Avenzo assumes responsibility for such manufacture and supply, and VelaVigo will retain rights to develop, manufacture and commercialize products containing such Nectin4/TROP2 ADCs in the VelaVigo Territory.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following initially capitalized terms, whether used in the singular or plural, have the respective meanings set forth below:

1.1 “Accounting Standard” means, with respect to Avenzo, its Affiliates or Sublicensees, GAAP or IFRS, as applicable.

1.2 “Acquired Party” has the meaning set forth in Section 5.7(c).

1.3 “Acquisition Party” has the meaning set forth in Section 5.7(d).

1.4 “ADC” means an antibody that is conjugated to a payload with a linker.

1.5 “Adverse Event” means any unwanted or harmful medical occurrence in a patient or subject who is administered a Licensed Product, whether or not considered related to such Licensed Product, including any undesirable sign (including abnormal laboratory findings of clinical concern).

1.6 “Affiliate” means, with respect to a specified Person, any entity that directly or indirectly controls, is controlled by or is under common control with such Person for so long as such control exists. As used in this Section 1.6, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means, in the case of a corporation, the ownership of more than 50% of the outstanding voting securities thereof or, in the case of any other type of entity, an interest that results in the ability to direct or cause the direction of the management and policies of such entity or the power to appoint more than 50% of the members of the governing body of the entity or, where ownership of more than 50% of such securities or interest is prohibited by law, ownership of the maximum amount legally permitted. Notwithstanding the foregoing, for the purposes of this Agreement, each Party’s investors and their portfolio companies (other than such Party and its subsidiaries) will not be considered Affiliates of such Party unless, in the case of a portfolio company, such company independently possesses the power to direct the management and policies of such Party or owns the voting securities of such Party, in each case not through such Party’s investor, that would independently meet the requirements of the definition of Affiliate. As used in this Section 1.6, “subsidiary” means, with respect to a Party, any entity of which more than 50% of voting securities is beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Party, for so long as such control exists.

1.7 “Agreement” has the meaning set forth in the preamble.

1.8 “Alliance Manager” has the meaning set forth in Section 4.1.

1.9 “Ancillary Agreements” means, collectively, the Pharmacovigilance Agreement, Supply Agreement, Quality Agreement, and any and all other written agreements contemplated under this Agreement between Avenzo and VelaVigo with respect to the Licensed Products.

1.10 “Annual Net Sales” means, with respect to a given Calendar Year, aggregate Net Sales of all Licensed Products in such Calendar Year.

1.11 “Annual Net Sales Milestone Event” has the meaning set forth in Section 12.4(a).

1.12 “Annual Net Sales Milestone Payment” has the meaning set forth in Section 12.4(a).

1.13 “Anti-Corruption Laws” has the meaning set forth in Section 14.4(e)(i).

1.14 “Applicable Laws” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the relevant activities contemplated by this Agreement.

1.15 [***].

1.16 [***].

1.17 [***].

1.18 [***].

1.19 “Avenzo” has the meaning set forth in the preamble.

1.20 “Avenzo Controlled Patents” has the meaning set forth in Section 16.4(a).

1.21 “Avenzo Indemnitee(s)” has the meaning set forth in Section 15.2.

1.22 “Avenzo IP” means any and all Know-How and Patents Controlled by Avenzo or its Affiliates (a) as of the Effective Date or (b) at any time during the Term that are, in each case, (i) necessary for VelaVigo to perform its obligations under this Agreement, including the Global Development Plan, if any, in the Avenzo Territory, or (ii) actually used by or on behalf of Avenzo or its Affiliates in performing its obligations under this Agreement, including the Global Development Plan.

1.23 “Avenzo Manufacturing Technology” means [***].

1.24 “Avenzo Proprietary Linker-Payload” has the meaning set forth in Section 5.2.

1.25 “Avenzo Territory” means worldwide, excluding the VelaVigo Territory.

1.26 “Backup ADC” has the meaning set forth in Section 1.121.

1.27 “Biosimilar Product” means, with respect to a Licensed Product that has received Regulatory Approval in a country within the Avenzo Territory and is being marketed and sold by or on behalf of Avenzo or any of its Affiliates or Sublicensees in such country, any drug product for human use that: (a) is sold in such country by a Third Party that is not a Sublicensee of Avenzo or its Affiliates and did not purchase or acquire such product or its active components or ingredients in a chain of distribution that included Avenzo or any of its Affiliates or Sublicensees; (b) is approved in reliance on a prior Regulatory Approval of such Licensed Product or any data generated in support of any such prior Regulatory Approval; and (c) has received Regulatory Approval in such country as a biosimilar, generic, bioequivalent or similar designation by the applicable Regulatory Authority in such country, pursuant to an approval process in accordance with the then-current rules and regulations in such country, where such Licensed Product is the “reference medicinal product,” “reference listed product” or similar designation in such country, including for clarity any product for which any Regulatory Approval is obtained pursuant to 42 U.S.C. §262(k) as a biosimilar to such Licensed Product, or any other similar law of any jurisdiction, by reference to a prior Regulatory Approval granted thereto; or that is “biosimilar” to such Licensed Molecule, as the term “biosimilar” is defined in 42 U.S.C. §262(i)(2) or any other similar law of any jurisdiction.

1.28 “Breach Notice” has the meaning set forth in Section 17.4(a).

1.29 “Business Day” means a day other than Saturday, Sunday or any day on which banks located in San Diego, California or Shanghai, China are authorized or obligated to close. Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified.

1.30 “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31st, June 30th, September 30th and December 31st; provided that the first Calendar Quarter of the Term will extend from the Effective Date until the end of the then-current Calendar Quarter, and the last Calendar Quarter of the Term will extend from the first day of such Calendar Quarter until the effective date of termination or expiration of this Agreement.

1.31 “Calendar Year” means each twelve-month period commencing on January 1st and ending on December 31st; provided that the first Calendar Year of the Term will extend from the Effective Date to December 31st of the then-current Calendar Year, and the last Calendar Year of the Term will extend from January 1st of such Calendar Year until the effective date of the termination or expiration of this Agreement.

1.32 “cGMP” means all applicable current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the ICH Q7 guidelines, and (d) the equivalent Applicable Laws in any relevant country or region, each as may be amended and applicable from time to time.

1.33 “Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated which results in shareholders or equity holders of such Party immediately prior to such transaction, no longer owning at least 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.

1.34 “Claims” has the meaning set forth in Section 15.1.

1.35 “Clinical Trial” means any clinical trial of a product in human subjects as defined in 21 C.F.R. §312.21, as amended from time to time, or as prescribed by the Regulatory Authorities in any jurisdiction outside the U.S.

1.36 “CMO” means any Third Party contract manufacturing organization.

1.37 “Combination Product” means any Licensed Product that comprises a Licensed Molecule with one or more other clinically or pharmacologically active compounds or ingredients, proprietary devices or dosage form vehicles, in each case that is not a Licensed Molecule in a single formulation or final package presentation for sale as a single unit (including separate unit doses so configured). The Licensed Molecule portion of any Combination Product shall be deemed the “Licensed Component” and the other clinically or pharmacologically active compounds or ingredients, proprietary devices or dosage form vehicles of such Combination Product, the “Other Components;” provided that (a) adjuvants and excipients shall not be deemed to be “pharmacologically active compounds or ingredients” for the purposes of this definition, and (b) the use or method of using a Licensed Product and at least one other active therapeutic compound or ingredients, together in either concomitant or sequential administration shall not constitute a Combination Product unless such other compound or ingredients is sold and invoiced under a single invoiced price.

1.38 “Commercialization” or “Commercialize” means all activities directed to marketing, distribution, promoting or selling of pharmaceutical products (including importing and exporting activities in connection therewith), but excluding activities directed to Manufacturing or Development. “Commercializing” and “Commercialized” have the correlative meanings.

1.39 “Commercially Reasonable Efforts” means, with respect to [***].

1.40 “Committee(s)” means the JSC, JDC, JMSC or any subcommittee established by the JSC, as applicable.

1.41 “Competing Product” means [***].

1.42 “Confidential Information” has the meaning set forth in Section 13.1.

1.43 “Confidentiality Agreement” means the Confidentiality Agreement between the Parties dated [***].

1.44 “Control” or “Controlled” means, with respect to any Know-How, Patents or other subject matter, that a Party has the legal authority or right (whether by ownership, license or otherwise, without taking into account any license granted by one Party to the other Party pursuant to this Agreement) to grant a license, sublicense, access or right to use (as applicable) under such Know-How, Patents or other subject matter, on the terms and conditions set forth herein, in each case, without breaching the terms of any agreement with a Third Party, or subject to Section 5.6, without triggering any payment obligations by such Party. [***].

1.45 “Cover,” “Covered” or “Covering” means (a) with respect to any Know-How and any Licensed Product or Licensed Molecule, that in the absence of a Person obtaining ownership of or a license to such Know-How, the Development, Manufacture, use, Commercialization or other Exploitation of such Licensed Product or Licensed Molecule would misappropriate such Know-How, or (b) with respect to any Patent and any Licensed Product or Licensed Molecule, in the absence of a Person obtaining ownership of or a license to such Patent, the Development, Manufacture, use, Commercialization or other Exploitation of such Licensed Product or Licensed Molecule would fall within the scope of one or more claims of such Patent.

1.46 “Cure Period” has the meaning set forth in Section 17.4.

1.47 “Data” means any and all results of research, non-clinical or preclinical studies, including in vitro and in vivo studies, Clinical Trials and other testing of any composition of matter, product candidate or product, and any and all other data related to the development, manufacture or commercialization of any composition of matter, product candidate or product, including biological, chemical, pharmacological, toxicological, pharmacokinetic, preclinical, clinical, CMC, analytical, quality control, mechanical, software, electronic and other data, results and descriptions.

1.48 “Development” or “Develop” means research and preclinical and clinical drug or biological development activities, including test method development, toxicology, formulation, quality assurance/quality control development, statistical analysis, preclinical studies and Clinical Trials and regulatory affairs, and regulatory activities, including filing for, obtaining and maintaining Regulatory Approval, but excluding activities directed to Manufacturing or Commercialization. “Developing” has the correlative meaning.

1.49 “Development and Regulatory Milestone Event” has the meaning set forth in Section 12.3(a).

1.50 “Development and Regulatory Milestone Payment” has the meaning set forth in Section 12.3(a).

1.51 “Disclosing Party” has the meaning set forth in Section 13.1.

1.52 “Dispute” has the meaning set forth in Section 18.1.

1.53 “Dispute Referral” has the meaning set forth in Section 18.3.

1.54 “Effective Date” has the meaning set forth in the preamble.

1.55 “EMA” means the European Medicines Agency, or any successor agency thereto.

1.56 “EU5” means France, Germany, Italy, Spain and the United Kingdom.

1.57 “Exploit” means Develop, Manufacture, have Manufactured, use, practice, sell, offer for sale, import, export, Commercialize or otherwise exploit. “Exploitation” has the correlative meaning.

1.58 “Export Controls” has the meaning set forth in Section 14.4(f)(i).

1.59 “FDA” means the United States Food & Drug Administration, or any successor agency thereto.

1.60 “Field” means any and all uses.

1.61 “Final Data Package” means a data package prepared by VelaVigo with respect to the Option Molecules and containing at least the following information: (a) [***]; (b) [***]; (c) [***]; and (d) such other data and results that the then-existing Research Plan specifies to be included in the data package, in each case of clause (a) through (d), including the content set forth on Exhibit 1.61.

1.62 “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis within the Avenzo Territory, the first sale of a Licensed Product to a Third Party in a country by Avenzo or its Affiliate or Sublicensee for use or consumption in such country following receipt of Regulatory Approval of such Licensed Product in such country [***]

1.63 “FTE” means full-time equivalent employee of VelaVigo based on a total of [***] hours of scientific, technical, managerial or administrative activities under this Agreement per Calendar Year. Overtime and work on weekends, holidays, and the like, in each case, will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The portion of an FTE billable by VelaVigo for one individual during a given accounting period will be determined by dividing the number of hours worked directly by such individual on the work to be conducted under this Agreement during such accounting period and the number of FTE hours applicable for such accounting period based on [***] working hours per Calendar Year.

1.64 “FTE Costs” means the applicable FTE Rate multiplied by the applicable number of FTEs performing the applicable activities under this Agreement.

1.65 “FTE Rate” means $[***] per FTE per Calendar Year.

1.66 “GAAP” means U.S. Generally Accepted Accounting Principles, consistently applied.

1.67 “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Council on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Avenzo Territory or VelaVigo Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent guidelines or Applicable Laws in any other region in the Avenzo Territory or VelaVigo Territory, as applicable, each as may be amended and applicable from time to time.

1.68 “Global Clinical Trial” means any Clinical Trial under the Global Development Plan other than a Territory-Specific Clinical Trial.

1.69 “Global Development Plan” means a plan for global Development of Licensed Molecules and Licensed Products prepared by the Parties and subject to the JSC’s review, comment and approval, as may be amended in accordance with this Agreement, which will include: (a) any Global Clinical Trials to be conducted by the Parties; and (b) any activities to be conducted by the Parties in support of Regulatory Approval of a Licensed Product in both the Avenzo Territory and the VelaVigo Territory.

1.70 “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, or the equivalent guidelines or Applicable Laws in any other region in the Avenzo Territory or VelaVigo Territory, as applicable, each as may be amended and applicable from time to time.

1.71 “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority or any political subdivision thereof, or any association of countries.

1.72 “Grant-Back Technology” means, with respect to any Terminated Product and Terminated Territory, (a) any Know-How that is Controlled by Avenzo or any of its Affiliates as of the effective date of the applicable termination that is [***] and (b) any Patents in such Terminated Territory that are Controlled by Avenzo or any of its Affiliates as of the effective date of the applicable termination that [***].

1.73 “Greater China Know-How” means any and all Know-How Controlled by VelaVigo or its Affiliates as of the Effective Date or during the Term, including VelaVigo’s or its Affiliate’s joint ownership interest in any Know-How within the Joint Inventions, that (a) Covers any Licensed Molecule or (b) is necessary or reasonably useful to Develop, Manufacture and have Manufactured any Licensed Molecule or Licensed Product in the VelaVigo Territory.

1.74 “Greater China Patents” means any and all Patents in the VelaVigo Territory Controlled by VelaVigo or its Affiliates as of the Effective Date or during the Term, including VelaVigo’s or its Affiliate’s interest in any Joint Patents in the VelaVigo Territory, that (a) Cover any Licensed Molecule, or (b) are necessary or reasonably useful to Develop, Manufacture and have Manufactured such Licensed Molecule or Licensed Product in the Field in the VelaVigo Territory.

1.75 “Greater China Technology” means (a) Greater China Patents and (b) Greater China Know-How.

1.76 “GSP” means all applicable Good Supply Practice standards, including, as applicable, as set forth in the then current good supply practice standards promulgated or endorsed by the FDA as defined in Good Supply Practice for Pharmaceutical Products or the equivalent Applicable Laws in any other region in the Avenzo Territory, each as may be amended and applicable from time to time.

1.77 “ICC Rules” has the meaning set forth in Section 18.4(a).

1.78 “ICH” means The International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

1.79 “IFRS” means international financial reporting standards, consistently applied.

1.80 “IND” means an investigational new drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence or conduct Clinical Trials in the applicable jurisdiction.

1.81 “IND Clearance” means, with respect to an IND for a Licensed Product in the U.S., as applicable, (a) the date that is [***] days (or any different time period pursuant to a change in Applicable Laws after the Effective Date during which period FDA may object to the IND submission for such Licensed Product) (the “Objection Period”) following the filing of such IND for such Licensed Product, if Avenzo or its Affiliate or Sublicensee has not received any notice of a clinical hold from the FDA during the Objection Period; or (b) if Avenzo or its Affiliate or

Sublicensee does receive a notice of such a clinical hold prior to the expiration of the Objection Period, the date on which FDA has subsequently notified Avenzo or its Affiliate or Sublicensee in writing (by means of a “study may proceed letter” or similar communication); in each case of (a) and (b), such that such Licensed Product may be lawfully administered to a human pursuant to such IND.

1.82 “IND-Enabling Studies” means any and all preclinical activities with respect to any Option Molecules or Licensed Molecules, as applicable, conducted under GLP (if applicable) as necessary, the protocol and results of which are necessary to prepare a complete IND submission to the FDA, including, without limitation and to the extent necessary, PK/ADME studies, potency studies, pharmacodynamics, safety, toxicology, pharmacology, pre-formulation and formulation development.

1.83 “Indemnitee” has the meaning set forth in Section 15.3.

1.84 “Indemnitor” has the meaning set forth in Section 15.3.

1.85 “Indication” means a specific disease, disorder or condition which is recognized by the applicable Regulatory Authority in a given country or jurisdiction as a disease, disorder or condition; provided, however, that, for purposes of this definition and this Agreement, [***].

1.86 “Indirect Tax” has the meaning set forth in Section 12.10(b).

1.87 “Infringement” has the meaning set forth in Section 16.6(a).

1.88 “Initiation” means, with respect to a Licensed Product and a Clinical Trial, dosing of the first patient in such Clinical Trial for such Licensed Product.

1.89 “Initiation of the Third Cohort” means, with respect to a Licensed Product, dosing of the first patient in the third cohort of a Phase 1 Clinical Trial for such Licensed Product, as described in the clinical trial protocol in the IND submission or the then-current version of such protocol if amended.

1.90 “Invention” means any process, method, composition of matter, article of manufacture, discovery or finding, or other Know-How, patentable or otherwise, that is invented, discovered or generated (a) solely by or on behalf of either Party, its Affiliates or its or its Affiliates’ employees, agents or independent contractors or (b) jointly by or on behalf of both Parties, their Affiliates or their and their Affiliates’ employees, agents or independent contractors, in each case, during the Term in the performance of any activity contemplated by this Agreement or otherwise in the exercise of its (their) rights or carrying out its (their) obligations under this Agreement.

1.91 [***].

1.92 [***].

1.93 “Joint Development Committee” or “JDC” has the meaning set forth in Section 4.2(b).

1.94 “Joint Invention” has the meaning set forth in Section 16.1(b).

1.95 “Joint Manufacturing and Supply Committee” or “JMSC” has the meaning set forth in Section 4.2(c).

1.96 “Joint Patents” has the meaning set forth in Section 16.1(b).

1.97 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 4.2(a).

1.98 “Know-How” means any proprietary or non-public scientific or technical information, results, data, and materials of any type whatsoever, in any tangible or intangible form whatsoever, including Data, databases, safety information, practices, methods, techniques, technology, specifications, formulations, formulae, chemical or biological materials, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data. For clarity, Know-How excludes Patents.

1.99 “Knowledge” means, with respect to a Party, the actual knowledge of [***] of such Party and their direct reports, after [***]. For clarity, with respect to [***].

1.100 “Licensed Component” has the meaning set forth in Section 1.37.

1.101 “Licensed Know-How” means any and all Know-How Controlled by VelaVigo or its Affiliates as of the Effective Date or during the Term, including VelaVigo’s or its Affiliate’s joint ownership interest in any Know-How within the Joint Inventions, that (a) Covers any Licensed Molecule, or (b) is necessary or reasonably useful to Exploit any Licensed Molecule or

Licensed Product in the Field in the Avenzo Territory. Exhibit 1.101 contains a high-level description of the Licensed Know-How existing as of the Effective Date.

1.102 “Licensed Molecule” means all Option Molecules in the event Avenzo exercises its Option Right pursuant to Section 3.2.

1.103 “Licensed Patents” means any and all Patents Controlled by VelaVigo or its Affiliates as of the Effective Date or during the Term, including VelaVigo’s or its Affiliate’s interest in any Joint Patents, that (a) Cover any Licensed Molecule, or (b) are necessary or reasonably useful to Exploit such Licensed Molecule or Licensed Product in the Field in the Avenzo Territory. Exhibit 1.103 sets forth a list of all Licensed Patents existing as of the Effective Date.

1.104 “Licensed Product” means any product or preparation comprising or containing any Licensed Molecule as an active ingredient (either alone, in a co-formulation or in combination with any Other Components), in any formulation or dosage form.

1.105 “Licensed Technology” means Licensed Know-How and Licensed Patents.

1.106 “Losses” has the meaning set forth in Section 15.1.

1.107 “MAA” means, with respect to a Licensed Product in a particular jurisdiction, (a) in the U.S., a New Drug Application (as more fully defined in 21 C.F.R. §314.5, et seq., as may be amended) or a Biologics License Application (as more fully defined in 21 C.F.R. §601.2, as may be amended), as applicable, submitted to the FDA or (b) the equivalent application(s) filed with any Regulatory Authority in any jurisdiction outside the U.S. for approval to market and sell such Licensed Product in such jurisdiction (including accelerated approval or similar approval outside the U.S.); in each case, including all amendments and supplements to any of the foregoing but excluding any application for pricing or reimbursement approvals unless they are required for the Commercialization of such Licensed Product in such jurisdiction.

1.108 “MAA Approval” means (a) with respect to an MAA for the Licensed Product submitted to the FDA, the approval of such MAA by the FDA; or (b) with respect to an MAA for a Licensed Product filed with the applicable Regulatory Authority in any jurisdiction outside the U.S., the approval of such MAA by such Regulatory Authority, including for clarity any application for pricing or reimbursement approvals required for the Commercialization of such Licensed Product in such jurisdiction.

1.109 “Mainland China” means the mainland of the People’s Republic of China. For clarity, Mainland China does not include Hong Kong, Macau and Taiwan.

1.110 “Major Markets” means [***].

1.111 “Manufacture” or “Manufacturing” or “Manufactured” means all operations involved in the manufacturing, filling and finishing, quality control testing (including in-process, release and stability testing, if applicable), storage, releasing, packaging, labeling, and supply.

1.112 “Manufacturing Support” has the meaning set forth in Section 9.2(c).

1.113 “Manufacturing Technology Transfer” has the meaning set forth in Section 9.2(c).

1.114 “Manufacturing Technology Transfer Plan” has the meaning set forth in Section 9.2(c).

1.115 “Milestone Payments” means Development and Regulatory Milestone Payments or Annual Net Sales Milestone Payments, as applicable.

1.116 “Necessary Product Improvement Technology” means (a) any Know-How within Avenzo’s Sole Inventions or Joint Inventions and (b) any Patents Covering Avenzo’s Sole Inventions or Joint Inventions in the VelaVigo Territory, that in each case are [***].

1.117 “Nectin4” means (a) nectin cell adhesion molecule 4, and (b) any naturally occurring variants thereof, in each case including any isoforms, polymorphisms, alternative splice variants, truncated forms, soluble forms and secreted forms and in each case to the extent such variant, isoform, polymorphism, alternative splice variant, truncated form, soluble form and secreted form are encoded by an allele of the same NECTIN4 gene.

1.118 “Nectin4/TROP2 ADC” means an ADC only targeting each of Nectin4 and TROP2 and no other target(s).

1.119 “Net Sales” means, with respect to any Licensed Product, [***]:

(a) [***];

(b) [***];

(c) [***];

(d) [***];

(e) [***];

(f) [***];

(g) [***];

(h) [***];

(i) [***];

[***].

[***]:

(i)	[***].

(ii)	[***].

(iii)	[***].

(iv)	[***].

(v)	[***].

1.120 “NMPA” means the National Medical Products Administration, formerly known as the China Food and Drug Administration, and local or provincial counterparts thereto, and any successor agency(ies) or authority thereto having substantially the same function.

1.121 “Option Molecule” means (a) VelaVigo’s Nectin4/TROP2 ADC internally known as VBC103 having the structure disclosed to Avenzo in accordance with Exhibit 1.121

(“VBC103”), (b) any other Nectin4/TROP2 ADC that is [***] (each, a “Backup ADC”) and (c) any derivatives of VBC103 or any Backup ADC that is a Nectin4/TROP2 ADC; provided that [***].

1.122 “Option Right” has the meaning set forth in Section 3.1.

1.123 “Other Components” has the meaning set forth in Section 1.37.

1.124 “Out-of-Pocket Costs” means actual amounts paid by a Party or any of its Affiliates to Third Party subcontractors (without mark-up by such Party or any of its Affiliates) under arm’s length arrangements for services or material provided by such subcontractors in performance of activities under this Agreement.

1.125 “Participation Rights” has the meaning set forth in Section 11.1.

1.126 “Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

1.127 “Patent” or “Patents” means (a) all national, regional and international patents and patent applications, including any provisional patent application, (b) any patent application claiming priority from such patent application or provisional patent applications, including divisions, continuations, continuations-in-part, additions, (c) any patent that has issued or in the future issues from any of the foregoing patent applications, including any utility or design patent or certificate of invention, and (d) re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing.

1.128 “Person” means any individual, sole proprietorship, corporation, joint venture, limited liability company, partnership, limited partnership, limited liability partnership, trust or any other private, public or governmental entity.

1.129 “Pharmacovigilance Agreement” has the meaning set forth in Section 8.9(a).

1.130 “Phase 1 Clinical Trial” means a Clinical Trial of a Licensed Product that is described as a phase 1 clinical trial in its protocol, or that would otherwise satisfy the requirements of 21 C.F.R. §312.21(a), as amended from time to time, or corresponding counterparts in any applicable jurisdiction in the Avenzo Territory other than the United States.

1.131 “Phase 1/2 Clinical Trial” means a Clinical Trial that combines both a Phase 1 Clinical Trial and a Phase 2 Clinical Trial into a single protocol.

1.132 “Phase 2 Clinical Trial” means a Clinical Trial of a Licensed Product that is described as a phase 2 clinical trial in its protocol, or that would otherwise satisfy the requirements of 21 C.F.R. §312.21(b), as amended from time to time, or corresponding counterparts in any applicable jurisdiction in the Avenzo Territory other than the United States. For clarity, the phase 2 part of a Clinical Trial designed as a Phase 1/2 Clinical Trial shall be deemed to be a Phase 2 Clinical Trial for the purpose of this Agreement.

1.133 “Phase 3 Clinical Trial” means a Clinical Trial of a Licensed Product that is consistent with the requirements of 21 C.F.R. § 312.21(c) (or the foreign equivalent thereof), as amended from time to time, or corresponding counterparts in any applicable jurisdiction in the Avenzo Territory other than the United States. For clarity, the phase 3 part of a Clinical Trial designed as a continuous phase 2/3 study shall be deemed to be a Phase 3 Clinical Trial for the purpose of this Agreement.

1.134 “PMDA” means the Japanese Pharmaceutical and Medical Device Administration or any successor agency thereto.

1.135 “Product Marks” has the meaning set forth in Section 10.3.

1.136 “Prosecution” means, with respect to a Patent, the filing, preparation, prosecution (including conducting all correspondence and interactions with any patent office and seeking, conducting and defending all any interferences, inter partes reviews, reissue proceedings, reexaminations, and oppositions and similar proceedings), and maintenance thereof, including obtaining patent term extensions, regulatory exclusivity, supplemental protection certificates, or their equivalents with respect thereto. When used as a verb, “Prosecute” and “Prosecuting” mean to engage in Prosecution. “Prosecution,” “Prosecute,” and “Prosecuting” exclude any enforcement action with respect to a Patent.

1.137 “Public Official” means (a) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility; (c) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and (d) any person acting in an official capacity for any government or government entity, enterprise or organization identified above.

1.138 “Qualifying Method of Use” means, with respect to a Licensed Product in a given country and a Patent, a method of use claim within such Patent that Covers use of such Licensed Product for an Indication for which such Licensed Product is approved in such country.

1.139 “Quality Agreement” has the meaning set forth in Section 9.2(b).

1.140 “Receiving Party” has the meaning set forth in Section 13.1.

1.141 “Registrational Clinical Trial” means a Clinical Trial of a Licensed Product conducted with a defined dose or set of defined doses of such Licensed Product on sufficient numbers of human patients, which Clinical Trial is prospectively designed to be sufficient for the filing of an MAA of such Licensed Product with the applicable Regulatory Authority in the Avenzo Territory; provided further that “Registrational Clinical Trial” (i) will include Phase 3 Clinical Trials and (ii) will include any Clinical Trials other than a Phase 3 Clinical Trial if such Clinical Trial otherwise satisfies this Section 1.141.

1.142 “Regulatory Approval” means, with respect to a Licensed Product in a region or a country, the approvals from the necessary Governmental Authority to import, market and sell such Licensed Product in such region (but excluding pricing approvals and reimbursement approvals unless they are required for the Commercialization of such Licensed Product in such region).

1.143 “Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for a Licensed Product, including the FDA, EMA, PMDA, NMPA and any corresponding national or regional regulatory authorities.

1.144 “Regulatory Exclusivity” means marketing or data exclusivity rights conferred by the applicable Regulatory Authority under Applicable Law in a country or jurisdiction on the holder of an approved MAA for a pharmaceutical product in such country or jurisdiction to prevent Third Parties from Commercializing such Licensed Product (other than Patents), including regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity or pediatric exclusivity.

1.145 “Regulatory Submissions” means any filing, application, or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals, MAA Approvals, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to a Licensed Product.

1.146 “Remedial Action” has the meaning set forth in Section 8.10.

1.147 “Representative” has the meaning set forth in Section 13.1.

1.148 “Research Plan” means a written plan that describes in reasonable detail the (a) timeline and details for the activities to be conducted by VelaVigo for the Development of VBC103 and, as applicable, the discovery, identification and/or development of one or more Backup ADCs, including the timeline and details of IND-Enabling Studies to be conducted by VelaVigo; and (b) Data, results, information and deliverables required to be delivered by VelaVigo to Avenzo as part of the Final Data Package upon completion of such activities, as such plan may be amended in accordance with Section 2.1.

1.149 “Reversion Terms” has the meaning set forth in Section 17.7(b).

1.150 “Royalty Payment” has the meaning set forth in Section 12.5.

1.151 “Royalty Term” has the meaning set forth in Section 12.5(b).

1.152 “Securities Regulator” has the meaning set forth in Section 13.2(e).

1.153 “Senior Executive” means (a) with respect to VelaVigo, its [***] (or one of his or her direct reports having authority to agree to a final resolution of a disputed matter under this Agreement) and (b) with respect to Avenzo, its [***] [***] (or one of his or her direct reports having authority to agree to a final resolution of a disputed matter under this Agreement).

1.154 “Sole Invention” has the meaning set forth in Section 16.1(b).

1.155 “Sublicensee” means, (a) with respect to Avenzo, a Third Party that has been granted a sublicense by Avenzo under any of the rights or licenses granted to Avenzo pursuant to this Agreement and (b) with respect to VelaVigo, a Third Party that has been granted a license by VelaVigo under the Greater China Technology to Exploit the Licensed Molecules and Licensed Products in the Field in the VelaVigo Territory. For clarity, a Third Party that was granted a further sublicense (including through multiple tiers) by a Sublicensee will also be deemed a Sublicensee and such further Sublicensee will be bound by the terms of this Agreement applicable to Sublicensees.

1.156 “Supply Agreement” has the meaning set forth in Section 9.2(b).

1.157 “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees in the nature of a tax (including any interest thereon), including VAT.

1.158 “Technical Assistance” has the meaning set forth in Section 6.2.

1.159 “Term” has the meaning set forth in Section 17.1(a).

1.160 “Terminated Product” means (a) in the case of termination of this Agreement with respect to a Licensed Product, such Licensed Product, or (b) in the case of termination of this Agreement in its entirety, all Licensed Products.

1.161 “Terminated Territory” means (a) in the case of termination of this Agreement with respect to one or more countries in the Avenzo Territory, the countries subject to such termination, or (b) in the case of termination of this Agreement in its entirety, all countries in the Avenzo Territory.

1.162 “Territory Expansion Rights” has the meaning set forth in Section 11.1.

1.163 “Territory Option” has the meaning set forth in Section 11.1.

1.164 “Territory Option Exercise Fee” has the meaning set forth in Section 11.3.

1.165 “Territory Option Period” has the meaning set forth in Section 11.1.

1.166 “Territory-Specific Clinical Trial” means any Clinical Trial with respect to a Licensed Product that, in the case of Avenzo, will include sites only within the Avenzo Territory and that is intended to support Regulatory Approval of a Licensed Product solely in the Avenzo Territory and, in the case of VelaVigo, will include sites only within the VelaVigo Territory and that is intended to support Regulatory Approval of a Licensed Product solely in the VelaVigo Territory.

1.167 “Third Party” means an entity other than (a) Avenzo and its Affiliates or (b) VelaVigo and its Affiliates.

1.168 “Third Party Agreement” has the meaning set forth in Section 12.5(c)(ii).

1.169 “Third Party Infringement Claim” has the meaning set forth in Section 16.5.

1.170 “Third Party License” has the meaning set forth in Section 5.6(a).

1.171 “TROP2” means (a) trophoblast cell-surface antigen 2, and (b) any naturally occurring variants thereof, in each case including any isoforms, polymorphisms, alternative splice variants, truncated forms, soluble forms and secreted forms and in each case to the extent such variant, isoform, polymorphism, alternative splice variant, truncated form, soluble form and secreted form are encoded by an allele of the same TACSTD2 gene.

1.172 “Transition Plan” has the meaning set forth in Section 17.7(b).

1.173 “U.S.” means the United States and its territories.

1.174 “U.S. Dollars” or “$” means United States dollars, the lawful currency of the U.S.

1.175 “Upstream License Agreement” has the meaning set forth in Section 5.6(b).

1.176 “Valid Claim” means (a) a claim of an issued and unexpired Patent included within the Licensed Patents that (i) Covers the Licensed Molecule or the Licensed Product (including the composition of matter, formulation, or method of use thereof) in the Avenzo Territory that (ii) has not been permanently revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is not appealable or is not appealed within the time allowed for appeal, and has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) a claim of a pending Patent application included within the Licensed Patents that (i) would Cover the Licensed Molecule or Licensed Product (including the composition of matter, formulation, or method of use thereof) in the Avenzo Territory if such claim were to issue, (ii) has not been pending for more than [***] years from its filing date, and (iii) (A) has not been cancelled, withdrawn or abandoned, or (B) finally rejected by an administrative agency action from which no appeal can be taken or that has not been appealed within the time allowed for appeal.

1.177 “VAT” means value-added taxes or other similar taxes.

1.178 “VBC103” has the meaning set forth in Section 1.121.

1.179 “VelaVigo” has the meaning set forth in the preamble.

1.180 “VelaVigo Controlled Patents” has the meaning set forth in Section 16.4(c).

1.181 “VelaVigo Indemnitee(s)” has the meaning set forth in Section 15.1.

1.182 “VelaVigo Manufacturing Technology” means any and all Licensed Know-How and Greater China Know-How that is used by or on behalf of VelaVigo or its Affiliate for the Manufacture of Licensed Products and Licensed Molecules.

1.183 “VelaVigo Proprietary Linker-Payload” means any linker-payload that is proprietary to and Controlled by VelaVigo other than the linker-payload contained in VBC103 or any Backup ADC developed by VelaVigo as of the Effective Date (each such existing linker-payload, a “VelaVigo Existing Linker-Payload”). The structure of the VelaVigo Existing Linker-Payload shall be disclosed to Avenzo in accordance with Exhibit 1.121.

1.184 “VelaVigo Territory” means Mainland China, Hong Kong, Macau and Taiwan.

1.185 [***].

1.186 “[***]” means [***].

1.187 “[***] License” has the meaning set forth in Section 12.6.

1.188 “[***] Royalties” has the meaning set forth in Section 12.6.

ARTICLE 2

RESEARCH ACTIVITIES

2.1 Preclinical Research. VelaVigo shall perform and be responsible for the conduct of preclinical Development activities, (a) at VelaVigo’s own cost, for the Development of VBC103 until the IND submission, including the conduct and completion of the IND-Enabling Studies, preparation of IND submissions, in each case as set forth in the Research Plan, including to complete the Final Data Package for VBC103 (or [***], such Backup ADC) and (b) to advance the Development of Backup ADCs in accordance with Section 2.3(d) or Section 2.3(e) (the “Research Activities”). VelaVigo shall perform such activities in a professional manner and in compliance (i) in all material respects with the Research Plan and (ii) with the requirements of Applicable Laws, and use Commercially Reasonable Efforts to meet the estimated timelines set forth in the Research Plan. The initial Research Plan is attached hereto as Exhibit 2.1. Either Party, directly or indirectly through its representatives on the JSC, may propose amendments to the Research Plan from time to time. Any such amendment shall be subject to review, discussion, and approval by the JSC pursuant to Section 4.2(a).

2.2 JSC Updates. At each JSC meeting, VelaVigo shall provide the JSC with a reasonably detailed update on the Research Activities and a summary of the results thereof. The Parties shall discuss the status, progress and results of such activities at such JSC meetings, and VelaVigo shall provide such additional information related thereto in VelaVigo’s Control as reasonably requested by Avenzo. For clarity and notwithstanding anything to the contrary in the foregoing, (a) VelaVigo shall require that any Third Party performing Research Activities on behalf of VelaVigo grants to VelaVigo all rights in and to any information developed for VelaVigo during the performance of such Research Activities that is related to the Option Molecules, Licensed Molecules or Licensed Products (but excluding any information with respect to such

Third Party’s platform technology or improvements thereof that are not specific to the Option Molecules, Licensed Molecules or Licensed Products) such that VelaVigo Controls such information for purposes of this Agreement; and (b) VelaVigo shall retain Control of all such information during the Term.

2.3 Reporting. In addition to the updates described in Section 2.2, VelaVigo will provide Avenzo the Data, results, information and deliverables required to be delivered by VelaVigo to Avenzo as set forth in the Research Plan upon completion of the applicable activities, including the following:

(a) IND-Enabling Studies. Pursuant to the Research Plan, VelaVigo shall advance VBC103 through IND-Enabling Studies. Subject to Section 2.3(d) below, in the event [***], VelaVigo may advance one or more Backup ADCs through IND-Enabling Studies.

(b) Final Data Package. VelaVigo shall provide Avenzo the Final Data Package upon the completion of IND-Enabling Studies as described in the Research Plan. All materials included in the Final Data Package shall be provided to Avenzo in the English language. For clarity, if any materials required to be included in the Final Data Package are not in the English language at the time such materials are generated by or on behalf of VelaVigo, then VelaVigo shall procure a certified English translation of such materials from a professional Third Party translation service reasonably acceptable to Avenzo at VelaVigo’s cost. Avenzo shall have [***] days to review and inspect such Final Data Package and to ask questions of or request for additional information from VelaVigo if Avenzo reasonably believes that such additional information should have been included in the Final Data Package, and VelaVigo shall promptly (and in any event within [***] Business Days of the applicable request) respond to such questions and provide such additional information in VelaVigo’s Control with respect to such IND-Enabling Studies and the Final Data Package as reasonably requested by Avenzo, provided that in no event shall VelaVigo be required to conduct any activities not expressly set forth in the Research Plan. For clarity and notwithstanding anything to the contrary in the foregoing, (a) VelaVigo shall require that any Third Party performing IND-Enabling Studies on behalf of VelaVigo grants to VelaVigo all rights in and to any information developed for VelaVigo during the performance of such IND-Enabling Studies that is related to the Option Molecules, Licensed Molecules or Licensed Products (but excluding any information with respect to such Third Party’s platform technology or improvements thereof that are not specific to the Option Molecules, Licensed Molecules or Licensed Products) such that VelaVigo Controls such information for purposes of this Agreement; and (b) VelaVigo shall retain Control of all such information during the Term. The Option Period shall be extended as necessary such that it expires no earlier than [***] days following the date that Avenzo receives delivery of such additional information from VelaVigo.

(c) IND Submissions. Pursuant to the Research Plan, VelaVigo shall, in consultation with Avenzo, prepare IND submissions for VBC103 or if [***], one of the Backup ADCs advanced in the IND-Enabling Studies, in each case in accordance with the Research Plan as determined by the JSC. VelaVigo shall provide Avenzo drafts of such IND submissions for review and comment and shall incorporate any reasonable comments and revisions to such IND submissions provided by Avenzo in good faith. Prior to the Option Effective Date, VelaVigo shall have the sole right to file any IND submissions in its own name. Following the Option Effective Date, Avenzo shall have the sole right to file any such IND submissions in the Avenzo Territory in Avenzo’s name. If any IND for VBC103 or any Backup ADC advanced in the IND-Enabling Studies is filed in the Avenzo Territory by or on behalf of VelaVigo or any of its Affiliates prior to the Option Effective Date, VelaVigo, on its behalf and its Affiliates behalf, shall (and it hereby does) assign, transfer and convey to Avenzo all rights, title and interests in and to such IND effective as of the Option Effective Date, free and clear of any and all liens and encumbrances (the “IND Transfer”). Avenzo shall reimburse VelaVigo for all actual and reasonable documented Out-of-Pocket Costs incurred by VelaVigo in connection with such IND Transfer. For clarity, (i) upon VelaVigo’s completion of the IND Transfer and IND Clearance after the Option Effective Date, the Development and Regulatory Milestone Event #1 shall be deemed to be achieved; and (ii) VelaVigo will be responsible for any and all liabilities related to the IND that is the subject of the IND Transfer to the extent such liabilities arise prior to the Option Effective Date unless such liabilities result from VelaVigo’s actions or inactions as a result of Avenzo’s requests. Upon the request of Avenzo, VelaVigo shall, and shall cause its Affiliates, to promptly file with the applicable Regulatory Authority any documentation necessary to transfer such IND to Avenzo.

(d) Development of Backup ADCs prior to the Option Effective Date. VelaVigo shall promptly provide Avenzo with the identity of all Backup ADCs and other Option Molecules identified, discovered or developed in, or arising or resulting from, the Research Activities. Prior to the Option Effective Date, in the event [***], the Parties will meet and discuss whether to advance the Development of one or more Backup ADCs, provided that VelaVigo will have no obligation to do so unless the Parties have mutually agreed thereto. If the Parties mutually agree to advance one or more Backup ADCs, the allocation of responsibilities, budgets and associated timelines for the Development of such one or more Backup ADCs would be mutually agreed upon by the Parties at the JSC.

(e) Development of Backup ADCs following the Option Effective Date. Following the Option Effective Date, in the event [***], VelaVigo shall, at Avenzo’s request, advance at least one Backup ADC, subject to Avenzo’s obligation to reimburse VelaVigo for the reasonable associated Development costs incurred by VelaVigo to advance such backup ADC(s) in accordance with a mutually agreed Development budget. Avenzo shall have no obligation to reimburse VelaVigo for any costs in excess of such budget unless otherwise agreed by the Parties in writing.

2.4 Step-In Remedy. In the event that Avenzo has the right to terminate this Agreement pursuant to Section 17.4 as a result of VelaVigo’s material breach of this Agreement as determined pursuant to Article 18 or Section 17.5, in each case, [***].

ARTICLE 3

OPTION

3.1 Grant of Option. VelaVigo hereby grants to Avenzo the exclusive option, exercisable at any time during the Option Period, to obtain the exclusive licenses and rights with respect to the Option Molecules as set forth in this Agreement (the “Option Right”).

3.2 Option Period and Option Exercise. The period during which Avenzo may exercise the Option Right for the Option Molecules begins on the Effective Date and continues through the end of the [***]-day period (or such longer period in accordance with Section 2.3(b)) following receipt by Avenzo of the Final Data Package for VBC103 or, if mutually agreed by the Parties in accordance with Section 2.3(d), the applicable Backup ADC (the “Option Period”). Avenzo shall have the right to exercise the Option Right at any time during the Option Period by providing VelaVigo with written notice (the “Option Exercise Notice”) and within [***] days thereafter paying the Option Exercise Payment pursuant to Section 12.2 (the date of such notice, the “Option Exercise Date” and payment of such Option Exercise Payment, the “Option Effective Date”). As of the Option Effective Date, all Option Molecules shall automatically be deemed Licensed Molecules under this Agreement, and Avenzo shall have the right to practice the licenses and rights with respect to such Licensed Molecules and Licensed Products as set forth in this Agreement.

3.3 Non-Exercise of Option Right. [***].

ARTICLE 4

GOVERNANCE

4.1 Alliance Managers. Within [***] days following the Effective Date, each Party will appoint (and notify the other Party of such appointment) a representative to act as its alliance manager regarding the Research Activities and the Development and Manufacture of the Licensed Products in the Avenzo Territory and in the VelaVigo Territory pursuant to this Agreement (each such individual appointed, an “Alliance Manager”). The Alliance Managers will serve as the primary contact points between the Parties and will (a) facilitate the flow of information; (b) otherwise promote communication, coordination and collaboration between the Parties by providing single points of contact for communication by and between the functions/subject matter experts for seeking consensus both internally within each Party’s respective organization, including facilitating review of external corporate communications, and raising cross-Party or cross-functional disputes in a timely manner; and (c) manage the JSC (and any other Committee) meetings by (i) calling meetings; (ii) preparing and issuing minutes of each such meeting within [***] Business Days thereafter; and (iii) preparing and circulating an agenda for the upcoming meeting, in each case, at the direction of and in consultation with the then-current chair of the applicable Committee. Each Party may remove and replace its Alliance Manager at any time by written notice to the other Party.

4.2 Committees.

(a) Joint Steering Committee. Within [***] days following the Effective Date, VelaVigo and Avenzo will establish a joint steering committee (“Joint Steering Committee” or “JSC”) to oversee and coordinate the Research Activities and the Development and Manufacture of Option Molecules, and after the Option Effective Date, the Development, Manufacture and Commercialization of the Licensed Molecules and Licensed Products in the Avenzo Territory and in the VelaVigo Territory, to resolve any disputes of the JDC, JMSC or other subcommittee of the JSC, and to serve as a forum for the exchange and discussion of information with respect thereto. The JSC will be responsible for:

(i) establishing the JDC and the JMSC and such other subcommittees as necessary or advisable to undertake any of the responsibilities of the JSC delegated to such subcommittee by the JSC or to further the purposes of this Agreement;

(ii) reviewing and monitoring the progress of the Research Activities and any other activities conducted pursuant to the Research Plan;

(iii) reviewing, discussing, and approving any proposed amendment to the Research Plan;

(iv) reviewing, discussing, and approving the Global Development Plan for Licensed Molecules and Licensed Products, and material amendments thereto;

(v) evaluating and selecting Backup ADCs;

(vi) overseeing and managing the strategic direction of the collaboration between the Parties with respect to the Option Molecules and Licensed Molecules and Development, Manufacturing, regulatory activities and Commercialization with respect thereto in the Avenzo Territory and the VelaVigo Territory and recommendations from the JDC, JMSC or other subcommittee of the JSC with respect to any such matter;

(vii) serving as the principal forum by which either Party keeps the other Party reasonably informed regarding such Party’s Development plans, efforts and results with respect to Option Molecules;

(viii) resolving any matter within the authority of the JDC, JMSC or other subcommittee of the JSC on which the applicable Committee cannot reach a decision as to such matter; and

(ix) undertaking such other matters as are specifically assigned to the JSC in this Agreement.

(b) Joint Development Committee. Within [***] days following the Effective Date, the JSC will establish as a subcommittee of the JSC a joint development committee (“Joint Development Committee” or “JDC”) to coordinate the Parties’ Development and regulatory activities with respect to the Licensed Products in the Avenzo Territory and the VelaVigo Territory and to serve as a forum for the exchange and discussion of information with respect thereto. The JDC will be responsible for:

(i) discussing Development and regulatory strategy for the Option Molecules, Licensed Molecules and Licensed Products in the Avenzo Territory and VelaVigo Territory and facilitating the transfer of information between the Parties;

(ii) discussing, preparing and submitting the Global Development Plan for the applicable Licensed Molecules and Licensed Products to the JSC for review and approval, as applicable;

(iii) discussing, preparing, and submitting any material amendment to a Global Development Plan to the JSC for review and approval, and reviewing and discussing any changes in the scope or direction of the Development work with respect to each of the Licensed Molecules and Licensed Products to be performed pursuant to this Agreement that would be a material deviation from the applicable Global Development Plan;

(iv) coordinating the Parties’ activities under the Global Development Plan(s) in the Parties’ respective territories;

(v) serving as the principal forum by which Avenzo keeps VelaVigo reasonably informed regarding Avenzo’s Development plans, efforts and results with respect to Licensed Molecules and Licensed Products in the Avenzo Territory and by which VelaVigo keeps Avenzo reasonably informed regarding VelaVigo’s Development plans, efforts and results with respect to Licensed Molecules and Licensed Products in the VelaVigo Territory; and

(vi) undertaking such other matters as are specifically assigned to the JDC in this Agreement.

(c) Joint Manufacturing and Supply Committee. Within [***] days following the Option Effective Date, the JSC will establish as a subcommittee of the JSC a joint manufacturing and supply committee (“Joint Manufacturing and Supply Committee” or “JMSC”) to oversee the Manufacture for Development and Commercialization purposes of the Licensed Products and to serve as a forum for the exchange and discussion of information with respect thereto. The JMSC will be responsible for:

(i) overseeing the exchange of information and coordinating the activities of the Parties with respect to Manufacturing of Licensed Molecules and Licensed Products for Development and Commercialization purposes in each of the VelaVigo Territory and Avenzo Territory;

(ii) establishing and approving a Manufacturing Technology Transfer Plan; and

(iii) undertaking such other matters as are specifically assigned to the JMSC in this Agreement.

(d) Membership. Each Committee will be composed of two representatives of each of VelaVigo and Avenzo (or such other number of representatives of each Party as agreed in writing by VelaVigo and Avenzo). Each Party will appoint its initial Committee representatives by written notice to the other Party within [***] days of the Effective Date and will appoint its initial representatives to any other Committee by written notice to the other Party within [***] days of establishment of such Committee. Either Party may replace its respective Committee representatives at any time with prior written notice to the other Party; provided that each Party will ensure that, at all times during the existence of a Committee, such Party’s Committee representatives (initial or replacement) have appropriate expertise and sufficient seniority within the applicable Party to make recommendations and decisions arising within the scope of the applicable Committee’s responsibilities; and provided, further, that the Parties shall use reasonable efforts not to make changes to such representatives during the first year after establishment of each Committee. With respect to the JSC, each Party will ensure that at all times during the existence of the JSC, such Party’s JSC representatives (initial or replacement) (i) have the authority to bind such Party with respect to matters within the purview of the JSC, and (ii) at least one of each Party’s JSC representatives is a Senior Executive. A member of the JDC or JMSC may also be a member of the JSC or any other subcommittee established by the JSC if so desired by the Party who appoints such member.

(e) Meetings. Each of the Committees, once established, will meet at least once each Calendar Quarter, or more or less often as otherwise agreed to by the Parties. Responsibility for chairing Committee meetings will alternate between the Parties. The chair for any Committee meeting will not have any greater authority than any other representative of either Party on such Committee. All Committee meetings may be conducted by telephone, video-conference, or in person; provided, however, that each Committee will meet in person at least once each Calendar Year, unless the Parties agree to meet by alternative means. Unless otherwise agreed by the Parties, all in-person meetings for a Committee will be held on an alternating basis between the facilities of each Party. Each Party will bear its own personnel and travel costs and expenses relating to participation in Committee meetings. Upon each Party’s invitation, a reasonable number of additional representatives of such Party may attend Committee meetings in a non-voting capacity, provided that if either Party intends to have any such additional representatives attend such meetings, such Party shall ensure that such representatives are bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

(f) Minutes. The chair of each Committee meeting will be responsible for ensuring draft minutes of such Committee meeting are prepared and circulated by the Alliance Managers to all members of such Committee for comments. Such minutes will provide a description, in reasonable detail, of the discussions at the meeting and will document all actions and determinations approved by the Committee at such meeting. The Parties will promptly discuss any comments on such minutes and finalize the minutes no later than [***] days after such meeting.

(g) Decision-Making. Decisions of a Committee will be made by unanimous vote, with each Party’s representatives on such Committee collectively having one vote. No vote of a Committee may be taken unless at least one of each Party’s representatives is present for such Committee vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JDC, JMSC or other subcommittee of the JSC, the applicable Committee cannot reach a decision as to such matter, then such Committee will bring the matter to the attention of the JSC for resolution. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach a decision as to such matter within [***] days after such matter was brought to the JSC for resolution, then:

(i) the matter shall be submitted to the Senior Executives of Avenzo and VelaVigo for resolution, who shall promptly initiate discussions in good faith to resolve such dispute; and

(ii) if such escalated dispute cannot be resolved within [***] days after the dispute being submitted to the Senior Executives, then: (A) prior to the Option Effective Date, the Chief Executive Officer of VelaVigo shall have final decision-making authority with respect to such matter, provided that such final decision-making authority shall not apply with respect to [***]; and (B) upon the Option Effective Date and thereafter, (1) with respect to [***], (2) with respect to [***], and (3) with respect to any other matter other than a matter described in the foregoing clauses (1) or (2) (including [***]), neither Party shall have final decision-making authority with respect to such matter, and the status quo with respect to such matter shall remain in effect if the Parties are unable to mutually agree on a resolution for such matter.

(iii) Notwithstanding any other provision of this Article 4 to the contrary, neither any Committee, including the JSC nor a Senior Executive in the exercise of the foregoing decision-making authority, will have the right to: (A) modify or amend the terms and conditions, or waive any term or condition, of this Agreement; (B) determine any issue in a manner that would conflict with, or cause a Party to breach or violate, the terms and conditions of this Agreement; (C) make any determination that a Party is in breach (or not) of this Agreement; or (D) make a decision that is expressly stated to require the written agreement or written consent of the Parties. The Parties intend that all matters within the scope of a Committee’s decision-making authority will be resolved by the Parties in accordance with this Section 4.2(g), and no matter within the scope of a Committee’s authority will be subject to the dispute resolution provisions set forth in Article 18.

4.3 Scope of Governance. Notwithstanding the creation of a Committee, each Party will retain the rights, powers and discretion granted to it hereunder, and no Committee will be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein. No Committee will have the power to amend or modify this Agreement, and no decision of a Committee will be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by a Committee are only those specific issues that are expressly provided in this Agreement to be decided by such Committee.

4.4 Discontinuation of Committees. The JSC and all other Committees will continue to exist until the first to occur of: (a) the Parties’ written agreement to disband the JSC, and (b) unless otherwise agreed by the Parties, upon the first Regulatory Approval of the first Licensed Product in the U.S. Upon the occurrence of the event described in clause (a) or (b) above, the JSC and all other Committees will disband and shall have no further authority or duties under this Agreement. After the JSC ceases to exist, (i) each Party shall designate a contact person for the exchange of information previously exchanged through the JSC (and, if applicable the JDC, JMSC and any other subcommittee), and (ii) any decisions that are designated under this Agreement as being subject to the review or approval of the JSC (or if applicable the JDC, JMSC and any other subcommittee), will be made by written agreement of the Parties directly, subject to the other terms and conditions of this Agreement.

ARTICLE 5

LICENSES; NON-COMPETE

5.1 License Grant to Avenzo. Subject to the terms and conditions of this Agreement, effective upon the Option Effective Date, VelaVigo hereby grants to Avenzo the following licenses:

(a) an exclusive (even as to VelaVigo and its Affiliates, subject to Section 5.4), transferable (subject to Section 19.4), royalty-bearing license, with the right to grant sublicenses through multiple tiers (in accordance with Section 5.3), under the Licensed Technology to Exploit the Licensed Molecules and Licensed Products in the Field in the Avenzo Territory; and

(b) a non-exclusive, transferable (subject to Section 19.4) license, with the right to grant sublicenses through multiple tiers (in accordance with Section 5.3), under the Greater China Technology to Develop, Manufacture and have Manufactured the Licensed Molecules and Licensed Products in the Field in the VelaVigo Territory solely in connection with the (i) Development of such Licensed Products and Licensed Molecules by or on behalf of Avenzo or its Affiliates or Sublicensees for purposes of obtaining Regulatory Approval of the Licensed Products and Licensed Molecules in the Avenzo Territory, and (ii) the sale, offer for sale, import, export, Commercialization and other Exploitation of such Licensed Products and Licensed Molecules in the Field in the Avenzo Territory.

For clarity, the foregoing licenses granted to Avenzo under this Section 5.1 shall not include rights to Exploit any Other Component(s) that is proprietary to VelaVigo and VelaVigo shall not be deemed to grant Avenzo a license for such Other Component(s) unless it is separately obtained from VelaVigo if Licensed Product is a Combination Product that contain such Other Component(s).

5.2 License Grant to VelaVigo. Subject to the terms and conditions of this Agreement, Avenzo hereby grants to VelaVigo (a) a non-exclusive, fully-paid up and royalty-free license, sublicensable only to VelaVigo’s Affiliates or subcontractors, under the Avenzo IP solely to perform VelaVigo’s obligations under this Agreement, including the Global Development Plan, if any, in the Avenzo Territory and (b) a non-exclusive, transferable (subject to Section 19.4), fully-paid up and royalty-free license, with the right to grant sublicenses through multiple tiers (in accordance with Section 5.3), (i) under the Avenzo Manufacturing Technology to Manufacture and have Manufactured the Licensed Molecules and Licensed Products in the Field in the VelaVigo Territory, and (ii) under Necessary Product Improvement Technology to Exploit the Licensed Molecules and Licensed Products in the Field in the VelaVigo Territory.

For clarity, in the event that a Licensed Molecule includes a linker or payload owned or controlled by Avenzo (and, for clarity, is not a VelaVigo Existing Linker-Payload or VelaVigo Proprietary Linker-Payload) (such linker or payload, an “Avenzo Proprietary Linker-Payload”), the foregoing licenses granted to VelaVigo under this Section 5.2 shall not include rights to Exploit the Avenzo Proprietary Linker-Payload contained in such Licensed Molecule and Avenzo shall not be deemed to grant VelaVigo a license for such Avenzo Proprietary Linker-Payload unless it is separately obtained from Avenzo.

5.3 Right to Sublicense.

(a) By Avenzo. Avenzo has the right to sublicense (through multiple tiers) any of its rights under Section 5.1 to an Affiliate of Avenzo or any Third Party. Avenzo will provide VelaVigo with a fully executed, true, and complete copy of each sublicense agreement with any such Sublicensee no later than [***] days after the execution thereof, provided that (i) Avenzo may redact confidential or commercially sensitive information that is not relevant to Avenzo’s compliance with this Agreement and (ii) Avenzo shall not be obligated to provide copies of any sublicense agreement with a distributor, Third Party contractor or service provider.

(b) By VelaVigo. VelaVigo has the right to sublicense (through multiple tiers) any of its rights under Section 5.2 to an Affiliate of VelaVigo or any Third Party. VelaVigo will provide Avenzo with a fully executed, true, and complete copy of each sublicense agreement with any such sublicensee no later than [***] days after the execution thereof, provided that VelaVigo may redact confidential or commercially sensitive information that is not relevant to VelaVigo’s compliance with this Agreement.

(c) Restrictions. Avenzo (as licensee under Section 5.1) or VelaVigo (as licensee under Section 5.2) may fulfill any of its obligations under this Agreement itself or through its Affiliates, Sublicensees, or subcontractors; provided that the licensee Party will remain directly responsible for all its obligations under this Agreement, regardless of whether any such obligation is delegated, subcontracted or sublicensed to any of its Affiliates, Sublicensees, or subcontractors. Any action by any Affiliate, Sublicensee, or subcontractor of the licensee Party that would have been a breach of the terms or conditions of this Agreement if performed by the licensee Party will be deemed a direct breach by the licensee Party of such terms or conditions, subject to the opportunity to cure following notice of breach in accordance with Section 17.4. [***].

5.4 Retained Rights. [***].

5.5 No Implied Licenses; Negative Covenant. Except as set forth herein, nothing in this Agreement grants any license or other intellectual property interest of either Party to the other Party, by implication or otherwise, under any Know-How, trademarks or Patents of the other Party. Each Party may not, and may not permit any of its Affiliates, Sublicensees, or subcontractors to, practice any Patent or Know-How licensed to it by the other Party outside the scope of the licenses granted to such Party under this Agreement.

5.6 Upstream License Agreements.

(a) If either Party reasonably determines that it is necessary to obtain a license for or otherwise acquire any Patents or Know-How from one or more Third Parties in order to Exploit the Licensed Molecules or Licensed Products in the Avenzo Territory or VelaVigo Territory (and the Patents or Know-How licensed thereunder) in accordance with the licenses granted under this Article 5 (each, a “Third Party License”), it shall promptly notify the other Party. As between the Parties, [***].

(b) With respect to any such Third Party License [***].

5.7 Non-Compete.

(a) Non-Compete by Avenzo. During the Term of the Agreement, except as provided in Section 5.7(c) or Section 5.7(d), Avenzo will not, and will cause its Affiliates and require its Sublicensees not to, engage in (independently or for or with any Third Party) any Development, Manufacture, or Commercialization of any Competing Product in the VelaVigo Territory and Avenzo Territory (including through any license or grant of rights to any Third Party with respect to any such Competing Product), in each case, other than activities by or on behalf of Avenzo and its Affiliates and Sublicensees with the Licensed Molecules or Licensed Products as contemplated under this Agreement.

(b) Non-Compete by VelaVigo. During the Term of the Agreement, except as provided in Section 5.7(c) or Section 5.7(d), VelaVigo will not, and will cause its Affiliates and require its Sublicensees (other than Avenzo) not to, engage in (independently or for or with any Third Party) any Development, Manufacture, or Commercialization of any Competing Product in the VelaVigo Territory and Avenzo Territory (including through any license or grant of rights to any Third Party with respect to any such Competing Product), in each case, other than activities by or on behalf of VelaVigo, its Affiliates, Sublicensees with the Option Molecules, Licensed Molecules or Licensed Products as contemplated under this Agreement, including the Research Activities.

(c) Effects of Change of Control. Notwithstanding Section 5.7(a) and Section 5.7(b), if a Party undergoes a Change of Control with a Third Party (such Third Party, together with its Affiliates existing prior to such Change of Control, an “Acquisition Party”), then the Acquisition Party shall [***].

(d) Acquisition of a Third Party by a Party. In the event that either Party or any of its Affiliates merges or consolidates with, or otherwise acquires a Third Party (whether such transaction occurs by way of a sale of assets, merger, consolidation or similar transaction) (an “Acquired Party”) that is engaged in Exploitation of a Competing Product as of the closing of such transaction that would be prohibited by Section 5.7(a) and Section 5.7(b), such Party or its Affiliate shall not be deemed to be in breach of its obligations set forth in Section 5.7(a) and Section 5.7(b), provided that, by the end of the [***] period immediately following the closing of such transaction, such Party or its Affiliate or its Acquired Party has [***].

5.8 [***].

(a) [***].

(b) [***].

(c) [***].

(d) [***].

5.9 [***].

(a) [***].

(b) [***].

ARTICLE 6

KNOW-HOW TRANSFER

6.1 Know-How Transfer. Promptly after the Option Effective Date, VelaVigo will disclose or otherwise make available to Avenzo a copy of all Licensed Know-How and Greater China Know-How that exists as of the Effective Date and in VelaVigo’s or its Affiliates’ Control existing as of the Option Effective Date (other than VelaVigo Manufacturing Technology, which is addressed in Section 9.2(c)), which provision or access shall occur in a manner and following a reasonable schedule proposed by VelaVigo and agreed by the JSC (to be completed within [***] days after the Option Effective Date or at such later time as agreed by the JSC). For clarity and notwithstanding anything to the contrary in the foregoing, (a) VelaVigo shall require that any Third Party who is generating Licensed Know-How or Greater China Know-How on behalf of VelaVigo grants to VelaVigo all rights in and to any information developed for VelaVigo during the performance of generating Licensed Know-How or Greater China Know-How that is related to the Option Molecules, Licensed Molecules or Licensed Products (but excluding any information with respect to such Third Party’s platform technology or improvements thereof that are not specific to the Option Molecules, Licensed Molecules or Licensed Products) such that VelaVigo Controls such information for purposes of this Agreement; and (b) VelaVigo shall retain Control of all such information during the Term. During the Term, VelaVigo shall provide or make available to

Avenzo as promptly as practicable any additional Licensed Know-How and Greater China Know-How, to the extent that such Licensed Know-How and Greater China Know-How arises after the Effective Date or otherwise has not previously been provided or made available to Avenzo.

6.2 Assistance by VelaVigo. In connection with any transfer of Licensed Know-How or Greater China Know-How to Avenzo pursuant to Section 6.1, VelaVigo will cause its FTEs to provide to Avenzo or its designee(s) reasonable technical support and assistance (“Technical Assistance”) with respect to the use and practice of the Licensed Know-How or Greater China Know-How, including in connection with (a) the Development, use or Commercialization of Licensed Molecules and Licensed Products in the Avenzo Territory, and (b) the seeking of Regulatory Approval for Licensed Products in the Avenzo Territory. Upon Avenzo’s request for Technical Assistance, VelaVigo shall provide Avenzo with up to [***] FTE hours of Technical Assistance at no additional cost to Avenzo. Any additional Technical Assistance in excess of [***] FTE hours reasonably requested by Avenzo and agreed by VelaVigo will be provided by VelaVigo at the FTE Rate, and Avenzo shall reimburse VelaVigo for all Out-of-Pocket Costs reasonably incurred by VelaVigo in connection with the provision of the Technical Assistance. If applicable, VelaVigo will invoice Avenzo for any Technical Assistance provided at the FTE Rate and the reasonable Out-of-Pocket Costs incurred by VelaVigo, and Avenzo will pay all such undisputed amounts within [***] days after receipt of an applicable invoice from VelaVigo.

ARTICLE 7

DEVELOPMENT

7.1 Responsibilities. As between the Parties, after the Option Effective Date, Avenzo shall (itself or through its Affiliates or Sublicensees) have the sole right and responsibility, at its sole cost and expense, to conduct all Development of Licensed Products in the Field in the Avenzo Territory, except for Research Activities conducted by VelaVigo as expressly provided in Article 2. As between the Parties, VelaVigo shall (itself or through its Affiliates or Sublicensees) have the sole right and responsibility, at its sole cost and expense, to conduct all Development of Licensed Products in the Field in the VelaVigo Territory, except as expressly provided in Section 5.1(b).

7.2 Diligence. Avenzo shall (itself or through its Affiliates or Sublicensees) use Commercially Reasonable Efforts to conduct such non-clinical studies and Clinical Trials of Licensed Products in the Avenzo Territory as are reasonably necessary to obtain Regulatory Approval for one Licensed Product in each of (a) [***], and (b) [***].

7.3 Global Development Plan. In the event that either Party may propose a Global Development Plan, including to conduct additional studies or expand existing studies, the Parties shall discuss such Global Development Plan in good faith, and any such Global Development Plan shall be effective only upon review and approval by the JSC in accordance with Section 4.2(a) (subject to dispute resolution in accordance with Section 4.2(g), as applicable). The Global Development Plan will be focused on the objective of achieving Regulatory Approval for the Licensed Products in each Party’s respective territory, while taking into reasonable consideration potential material Development or Commercialization impacts on the Licensed Products in each Party’s respective territory. The Global Development Plan shall include [***].

For clarity and notwithstanding anything herein to the contrary, Avenzo shall have the sole right [***] to conduct Territory-Specific Clinical Trials in the Avenzo Territory, and VelaVigo shall have the sole right [***] to conduct Territory-Specific Clinical Trials in the VelaVigo Territory. With respect to each Global Clinical Trial, each Party shall be responsible for the activities and costs allocated to it with respect to such Global Clinical Trial under the Global Development Plan. Each Party will perform the Development activities allocated to it under the Global Development Plan in a professional manner, and in compliance in all respects with the Global Development Plan and the requirements of all Applicable Laws, GCP and cGMP. If Avenzo proposes to conduct a Clinical Trial of a Licensed Product with sites in the VelaVigo Territory, then it will first discuss with VelaVigo the possibility for VelaVigo to participate in the conduct of such Clinical Trial in the VelaVigo Territory as part of the Global Development Plan; provided that, if VelaVigo does not agree to participate in the conduct of such Clinical Trial in the VelaVigo Territory, then Avenzo may conduct such Clinical Trial in the VelaVigo Territory pursuant to the licenses granted in Section 5.1(b).

7.4 Development Reports. Each Party will keep the JDC regularly and reasonably informed of the status, progress and results of its Development and regulatory activities in its respective territory. At least [***] Business Days before each regularly scheduled JDC meeting, each Party will provide the JDC with a written report describing its Development activities and the results thereof. Through the JSC or JDC, as applicable, each Party will keep the other Party reasonably informed of the Development of Option Molecules, Licensed Molecules and Licensed Products conducted by or on behalf of such Party in its respective territory. In addition, each Party will (and will use reasonable efforts to cause its respective Affiliates and sublicensees to) make available to the other Party such additional information about its Development activities with respect to each Option Molecule, Licensed Molecule and Licensed Product as may be reasonably requested by the other Party from time to time. All updates and reports provided by a Party pursuant to this Section 7.4 will be the Confidential Information of such Party.

7.5 Records. Each Party will and will cause its Affiliates, and will require its Sublicensees or subcontractors, to maintain complete, current and accurate records in either tangible or electronic form of all material Development, Manufacturing (in the case of Avenzo, after the Manufacturing Technology Transfer) or Commercialization activities with respect to the Licensed Products, in each case in accordance with its reasonable internal documentation and record retention practices. Such records will be maintained in sufficient detail to properly reflect, in good scientific manner, all material work done, and the results of studies and Clinical Trials undertaken and, further, will be at a level of detail appropriate for Patent and regulatory purposes. Each Party will document all non-clinical studies and Clinical Trials of Licensed Products in formal written study reports according to Applicable Laws and applicable national and international guidelines such as ICH, GCP and GLP. Upon a Party’s reasonable request, the other Party will, and will cause its Affiliates and Sublicensees, to provide to the requesting Party copies of such records to the extent necessary or reasonably useful for the Development, Manufacture, and Commercialization of the Licensed Products in such other Party’s territory, including for Patent and regulatory purposes in accordance with the terms of this Agreement. All such records, reports, information and Data of a Party provided to the other Party will be the Confidential Information of the providing Party.

7.6 Clinical Trial Audits. Each Party or its representatives may conduct an audit of the other Party, its Affiliates, Sublicensees, or any subcontractors (including Clinical Trial sites) engaged to perform such other Party’s obligations under any Global Development Plan, in each case, to ensure that the applicable Clinical Trials are conducted in compliance with the Global Development Plan, GCP, and Applicable Laws, and the other Party shall reasonably cooperate with such audit. Each Party may conduct such audit no more than once each Calendar Year (unless an additional audit is warranted for cause) upon [***] days’ prior written notice to the other Party. No later than [***] days after the completion of such audit, the auditing Party will provide the other Party with a written summary of the auditing Party’s findings of any deficiencies or other areas of remediation that the auditing Party identifies during any such audit. Any such findings of major or critical deficiencies or remediation or any other major issues identified in such audit shall be reviewed and discussed by the JSC with appropriate quality personnel from both Parties.

7.7 Data Exchange and Use. Each Party (a) shall promptly provide the other Party with copies of all Data (including all Clinical Trial data and supporting documentation, e.g., protocols and case report forms) Controlled by or on behalf of such Party or its Affiliates, and (b) shall use Commercially Reasonable Efforts to provide the other Party with copies of all Data (including all Clinical Trial data and supporting documentation, e.g., protocols and case report forms) owned or controlled by or on behalf of such Party’s Sublicensees, in each case of (a) and (b) generated from its Development of the Licensed Molecules and Licensed Products [***]; provided that [***]. Each Party will have the right to use and reference such Data provided by the other Party for the purpose of filing for, obtaining and maintaining Regulatory Approval for and Commercializing the Licensed Molecules and Licensed Products in such Party’s territory in any Indication. For clarity, any such Data will be owned in accordance with Section 16.1 and shall be subject to the licenses, rights and obligations set forth herein.

ARTICLE 8

REGULATORY

8.1 Avenzo Responsibilities.

(a) Generally. Subject to VelaVigo’s obligations regarding the Research Activities, after the Option Effective Date, Avenzo shall (itself or through its Affiliates or Sublicensees) have the sole right and responsibility, at its sole cost and expense, to (i) conduct all regulatory activities leading up to and including the obtaining of all Regulatory Approvals for Licensed Products from the applicable Regulatory Authority on a country-by-country basis in the Avenzo Territory; and (ii) prepare, file for, obtain, hold, and maintain all INDs and Regulatory Approvals and, as applicable, associated pricing and reimbursement approvals for Licensed Products on a country-by-country basis in the Avenzo Territory. Avenzo will keep VelaVigo reasonably informed of material regulatory developments related to any Licensed Product in the Avenzo Territory, including with respect to material decisions of any Regulatory Authority in the Avenzo Territory regarding any Licensed Product.

(b) Regulatory Diligence. Avenzo will (itself or through its Affiliates or Sublicensees) use Commercially Reasonable Efforts to file for and obtain Regulatory Approval for one Licensed Product in each of (a) [***] and (b) [***].

8.2 VelaVigo Territory. Subject to Avenzo’s rights under Section 5.1(b), VelaVigo shall (itself or through its Affiliates or Sublicensees) have the sole right, at its sole cost and expense, to (a) conduct all regulatory activities leading up to and including the obtaining of all Regulatory Approvals for Licensed Products from the applicable Regulatory Authority on a region-by-region basis in the VelaVigo Territory, and (b) prepare, file for, obtain, hold and maintain all INDs and Regulatory Approvals and, as applicable, all associated pricing and reimbursement approvals for Licensed Products on a region-by-region basis in the VelaVigo Territory. VelaVigo will keep Avenzo reasonably informed of material regulatory developments related to any Licensed Product in the VelaVigo Territory, including with respect to material decisions of any Regulatory Authority in the VelaVigo Territory regarding any Licensed Product.

8.3 Provision of Regulatory Submissions. Each Party will notify the other Party of any material Regulatory Submissions for any Licensed Product submitted to or received from any Regulatory Authority in its respective territory and will provide the other Party with copies thereof as soon as reasonably practicable. If any such Regulatory Submission, comment, or correspondence is not in English, then, in addition to a copy thereof in its original language, (a) each Party will also provide the other Party with an English-language summary thereof within the corresponding timelines as set forth in this Article 8 at its cost; and (b) upon the other Party’s reasonable request, provide such other Party with a full English translation thereof at its cost.

8.4 Notice of Meetings and Regulatory Actions. Each Party will provide the other Party with notice of any material meeting or discussion with any Regulatory Authority in such Party’s respective territory related to any Licensed Product, when possible, no later than [***] Business Days after receiving notice thereof. At the notifying Party’s request, the other Party will reasonably cooperate with the notifying Party in preparing for any such meeting or discussion. The notifying Party will provide to the other Party a written summary of such meeting or discussion in English promptly following the issuance or approval of the corresponding official minutes by the applicable Regulatory Authority. If any Regulatory Authority takes, or gives notice of its intent to take, any regulatory action with respect to any Licensed Product, then such Party will notify the other Party of such action within [***] Business Days after receipt of such notice (or, if action is taken without notice, within [***] Business Days of such Party becoming aware of such action).

8.5 Cooperation. Each Party will reasonably cooperate with the other Party in obtaining any Regulatory Approvals for the Licensed Products in the other Party’s respective territory by providing, to the extent reasonably requested by the other Party, access to Regulatory Approvals, Regulatory Submissions, Data, and other information and documentation relating to the Licensed Products.

8.6 No Harmful Actions. If either Party believes that the other Party is taking or intends to take any action with respect to a Licensed Product that is reasonably likely to have a material adverse impact upon the regulatory status of such Licensed Product within such Party’s territory, then such Party will have the right to bring the matter to the attention of the JSC and the Parties will discuss in good faith to resolve such concern.

8.7 Notification of Threatened Action. Each Party will, within [***] Business Days, notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by any Third Party, which would reasonably be expected to adversely affect the safety or efficacy claims of any Licensed Products or the continued marketing of any Licensed Products. Upon receipt of such information, the Parties will consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action with respect to such Licensed Product.

8.8 Right of Reference.

(a) Avenzo (on behalf of itself and its Affiliates) hereby grants to VelaVigo the right of reference to all Regulatory Submissions pertaining to the Licensed Products submitted to any Regulatory Authority by or on behalf of Avenzo or its Affiliates, subject to Section 5.3(c)(iii), with the right to grant further rights of reference to VelaVigo’s Sublicensees with respect to such Licensed Products. VelaVigo and its Affiliates (and any Sublicensee to whom it may grant a further right of reference) may use the right of reference to Avenzo’s Regulatory Submissions solely for the purpose of seeking, obtaining and maintaining the Regulatory Approval of such Licensed Products in the VelaVigo Territory. At VelaVigo’s request, Avenzo shall (and shall cause its Affiliates to) promptly provide VelaVigo with copies of such Regulatory Submissions (including Data contained or referenced therein) subject to this right of reference.

(b) VelaVigo (on behalf of itself and its Affiliates) hereby grants to Avenzo the right of reference to all Regulatory Submissions pertaining to the Licensed Products submitted to any Regulatory Authority by or on behalf of VelaVigo or its Affiliates or Sublicensees, subject to Section 5.3(c)(iii), with the right to grant further rights of reference to Sublicensees with respect to such Licensed Products. Avenzo and its Affiliates (and any Sublicensee to whom it may grant a further right of reference) may use such right of reference to VelaVigo’s Regulatory Submissions in the Field solely for the purpose of seeking, obtaining and maintaining the Regulatory Approval of the Licensed Products in Field in the Avenzo Territory. At Avenzo’s request, VelaVigo shall promptly provide Avenzo with copies of such Regulatory Submissions (including Data contained or referenced therein) subject to this right of reference.

8.9 Adverse Events Reporting.

(a) No later than the first IND submission for the first Licensed Product, Avenzo and VelaVigo will generate and agree to the worldwide safety and pharmacovigilance procedures for the Parties with respect to the Licensed Products, such as safety data sharing and exchange, Adverse Events reporting and prescription events monitoring in a written agreement (as may be amended, the “Pharmacovigilance Agreement”). Such agreement will describe the coordination of collection, investigation, reporting, and exchange of information concerning Adverse Events or any other safety problem of any significance, and product quality and product complaints involving Adverse Events, sufficient to permit each Party, its Affiliates, and its Sublicensees to comply with its legal obligations. The Pharmacovigilance Agreement will be promptly updated if required by changes in legal requirements. Each Party hereby agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, Sublicensees to comply with such obligations.

(b) Each Party will be responsible for complying with all Applicable Laws governing Adverse Events for all Clinical Trials of any Licensed Product performed by or on behalf of such Party.

(c) Avenzo will hold and control the global safety database for each Licensed Product and for the exchange by the Parties, in English, of any information of which a Party becomes aware concerning any Adverse Event experienced by a subject or patient being administered the applicable Licensed Product, including any such information received by either Party from any Third Party (subject to receipt of any required consents from such Third Party). It is understood that each Party and its Affiliates, Sublicensees has the right to access the global safety database and disclose any information therein if disclosure is reasonably necessary to comply with Applicable Laws or requirements of any applicable Regulatory Authority. Notwithstanding the foregoing, VelaVigo may hold and control a safety database for each Licensed Product in the VelaVigo Territory. VelaVigo will cooperate to provide information for the VelaVigo Territory for inclusion in the global safety database, and Avenzo will be responsible for providing information for the Avenzo Territory for inclusion in the global safety database.

8.10 Remedial Actions. Each Party and its Affiliates will (and will use reasonable efforts to cause its Sublicensees to) notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, recovery, corrective action or other regulatory action by any Governmental Authority or Regulatory Authority (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action with respect to the Avenzo Territory or VelaVigo Territory, as applicable. Avenzo has sole discretion with respect to any matters relating to any Remedial Action in the Avenzo Territory, including the decision to commence such Remedial Action and the control over such Remedial Action and VelaVigo has sole discretion with respect to any matter relating to any Remedial Action in the VelaVigo Territory, including the decision to commence such Remedial Action and the control over such Remedial Action. The cost and expenses of any Remedial Action in the Avenzo Territory or the VelaVigo Territory will be borne solely by the Party with sole discretion; provided that, if the need for a Remedial Action arises as a result of any gross negligence of a Party, then all costs and expenses incurred in connection with such Remedial Action will be the sole responsibility of such Party.

8.11 Safety and Regulatory Audits. With respect to any inspection of a Party or its Affiliates, or Sublicensees (including Clinical Trial sites) by any Governmental Authority relating to any Licensed Product that such Party (or its Affiliate or Sublicensee) reasonably believes will have a material impact on the Development or Commercialization of such Licensed Product in the other Party’s territory, such Party will notify the other Party of such inspection (a) no later than [***] Business Days after such Party receives notice of such inspection or (b) within [***] Business Days after the completion of any such inspection of which such Party did not receive prior notice. To the extent required by Applicable Law, each Party will permit Governmental Authorities outside of its territory to conduct inspections of such Party or its Affiliates, or Sublicensees (including Clinical Trial sites) relating to any Licensed Product, and will ensure that all such Affiliates, or Sublicensees permit such inspections. Following any such regulatory inspection related to any Licensed Product that such Party (or its Affiliate or Sublicensee) reasonably believes will have a material impact on the Development or Commercialization of such Licensed Product in the other Party’s territory, such Party will provide the other Party with (i) an unredacted copy of any finding, notice, or report provided by any Governmental Authority related to such inspection (to the extent related to such Licensed Product) within [***] days of such Party receiving the same, and (ii) in the event that such findings, notice, or report is in a language other than English, a written English summary of any material finding, notice, or report of a Governmental Authority related to such inspection (to the extent related to such Licensed Product) within [***] days after receiving the same.

ARTICLE 9

MANUFACTURING AND SUPPLY

9.1 Transfer of Drug Material. Within [***] days following the Option Effective Date (or such other time as mutually agreed by the Parties), VelaVigo will deliver to Avenzo FCA (INCOTERMS 2020) the site designated by Avenzo the quantities of drug material related to the Licensed Molecules and Licensed Products reasonably requested by Avenzo and agreed by VelaVigo (such agreement not to be unreasonably withheld, conditioned or delayed) that is in VelaVigo’s or its Affiliates’ possession as of the Option Effective Date, at no cost to Avenzo. At Avenzo’s reasonable request and [***], VelaVigo will retest any such materials and certify that such materials meet the applicable specifications at the time of such retesting.

9.2 Clinical and Commercial Supply.

(a) Responsibility. VelaVigo will be responsible (itself or through its Affiliate or CMO) for the Manufacture and supply of Licensed Products for Development (including use in Clinical Trials) and Commercialization by Avenzo and its Affiliates and Sublicensees in the Avenzo Territory (subject to Section 9.2(c)), and for Development (including use in Clinical Trials) and Commercialization by VelaVigo and its Affiliates and (sub)licensees in the VelaVigo Territory.

(b) Supply Agreement. Within [***] days following the Option Effective Date (or such longer period as mutually agreed by the Parties), the Parties shall negotiate in good faith and enter into a clinical supply agreement governing such Manufacture and supply of Licensed Products by VelaVigo for Avenzo in the Avenzo Territory on commercially reasonable terms prior to the completion of the Manufacturing Technology Transfer (as may be amended in accordance with its terms, the “Supply Agreement”). The Supply Agreement will include terms consistent with the principles set forth on Exhibit 9.2(b) and other customary terms for the supply of pharmaceutical products for clinical and Commercial use. In connection with the Supply Agreement, the Parties shall enter into a quality agreement (the “Quality Agreement”) governing the quality aspects of the supply of Licensed Products.

(c) Manufacturing Technology Transfer to Avenzo. Upon Avenzo’s request following the Option Effective Date, the Parties (through the JMSC) will establish and mutually agree on a plan pursuant to which VelaVigo will perform a technology transfer with respect to the VelaVigo Manufacturing Technology (subject to dispute resolution in accordance with Section 4.2(g), as applicable) (as may be amended, the “Manufacturing Technology Transfer Plan”) to enable Avenzo or its Affiliate to Manufacture the Licensed Products for Development and Commercial purposes itself or have the Licensed Products Manufactured by a qualified CMO. The Manufacturing Technology Transfer Plan will describe the VelaVigo Manufacturing Technology and any and all other subject matter to be transferred pursuant to such plan, including the anticipated timelines for completing such transfers. Subject to the terms of the Manufacturing Technology Transfer Plan, VelaVigo will (i) transfer all VelaVigo Manufacturing Technology to Avenzo or its Affiliate or CMO, and (ii) provide reasonable technical support and assistance to Avenzo or such Affiliate or CMO with respect to the use and practice of the VelaVigo Manufacturing Technology for up to [***] days following completion of such transfer (“Manufacturing Support”) (clause (i) and (ii), the “Manufacturing Technology Transfer”). VelaVigo shall provide Avenzo with up to [***] FTE hours of Manufacturing Support at no additional cost to Avenzo. Any additional Manufacturing Support in excess of [***] FTE hours reasonably requested by Avenzo and agreed by VelaVigo will be provided by VelaVigo at the FTE Rate and Avenzo shall reimburse VelaVigo for all Out-of-Pocket Costs reasonably incurred by VelaVigo in connection with the provision of the Manufacturing Support. If applicable, VelaVigo will invoice Avenzo for any Manufacturing Support provided at the FTE Rate and such reasonably incurred Out-of-Pocket Costs, and Avenzo will pay all such undisputed amounts within [***] days after receipt of an applicable invoice from VelaVigo. After the initial Manufacturing Technology Transfer and for the duration of the Term, VelaVigo shall provide or make available to Avenzo (or its Affiliate or designated CMO(s)) as promptly as practicable any additional VelaVigo Manufacturing Technology, to the extent that such VelaVigo Manufacturing Technology comes to VelaVigo’s attention (or is reasonably requested by Avenzo) and has not previously been provided or made available to Avenzo.

ARTICLE 10

COMMERCIALIZATION; MEDICAL AFFAIRS

10.1 Responsibilities. Avenzo (itself or through its Affiliates or Sublicensees) will have the sole right and responsibility for the Commercialization of Licensed Products in the Field in the Avenzo Territory, at its sole cost and expense. VelaVigo (itself or through its Affiliates or sublicensees) will have the sole right and responsibility for the Commercialization of Licensed Products in the Field in the VelaVigo Territory, at its sole cost and expense.

10.2 Commercialization Diligence. After Avenzo (itself or through its Affiliates or Sublicensees) has obtained Regulatory Approval for one Licensed Product for which it is obligated to obtain such Regulatory Approval and other approvals in [***] pursuant to Section 8.1(b), and, to the extent reasonably necessary to Commercialize such Licensed Product in such Major Market, pricing approvals and reimbursement approvals of such Licensed Product in such Major Market, Avenzo (itself or through its Affiliates or Sublicensees) will use Commercially Reasonable Efforts to Commercialize such Licensed Product in such Major Market.

10.3 Product Trademarks. Each Party will have the right to brand the Licensed Products in its territory using trademarks, logos and trade names that it determines appropriate for the Licensed Products (such trademarks, logos, and trade names, the “Product Marks”). Neither Party may use any trademark Controlled by the other Party or its Affiliates (including their corporate names) to brand the Licensed Products without the other Party’s prior written consent. Each Party will own all rights in the Product Marks in its territory and will register and maintain the Product Marks in its territory that it determines reasonably necessary. Neither Party will use any trademark, logo or trade name in the VelaVigo Territory or Avenzo Territory that is confusingly similar to any of the other Party’s Product Mark. To the extent requested by a Party and commercially practicable, the Parties will cooperate with respect to developing and implementing a global branding strategy, subject to separate discussion and agreement. If the Parties do not agree upon a global branding strategy, then each Party will have the right to brand the Licensed Products in its territory in a manner that it determines appropriate in its sole discretion.

10.4 No Diversion. Each of VelaVigo and Avenzo hereby covenants and agrees that (a) it will not, and will ensure that its Affiliates and Sublicensees will not, directly or indirectly, knowingly promote, market, distribute, import, sell or have sold any Licensed Product, including via internet or mail order, outside its respective territory; (b) with respect to any country or region outside its territory, it will not, and will ensure that its Affiliates and Sublicensees will not: (i) unless otherwise agreed by the Parties in writing, establish or maintain any branch, warehouse or distribution facility for any Licensed Products in such countries, (ii) engage in any advertising or promotional activities relating to any Licensed Products that are directed primarily to customers or other purchaser or users of any Licensed Products located in such countries, (iii) solicit orders for any Licensed Products from any prospective purchaser located in such countries, or (iv) sell or distribute any Licensed Products to any Person in such Party’s territory who, to such Party’s knowledge, intends to sell or has in the past sold any Licensed Products in such countries; (c) if a Party receives any order for any Licensed Products from a prospective purchaser reasonably believed to be located in a region or country outside its territory, then such Party will promptly refer that order to the other Party, and such Party will not accept any such orders; (d) it will not deliver or tender (or cause to be delivered or tendered) any Licensed Products into a country or region outside its territory; and (e) it will not, and will ensure that its Affiliates and Sublicensees will not, knowingly restrict or impede in any manner the other Party’s exercise of its exclusive rights to Commercialize any Licensed Products in the other Party’s territory; provided that the foregoing shall not restrict either Party’s Development or Manufacturing (including packaging and labeling) rights with respect to Licensed Products under this Agreement.

10.5 Medical Affairs. Each Party will be solely responsible, at its sole cost and expense, for conducting medical affairs activities with respect to Licensed Products in its respective territory, including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), publications, congress presentations and posters, published manuscripts, activities performed in connection with patient registries and post-approval trials, and other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies), and charitable donations to the extent related to medical affairs and not to other activities that do not involve the promotion, marketing, sale or other Commercialization of Licensed Products, all of which will be conducted in accordance with Applicable Law.

ARTICLE 11

VELAVIGO TERRITORY OPTION

11.1 Territory Option. In the event of a Change of Control of Avenzo, Avenzo (for itself and its successor-in-interest in such Change of Control, collectively referred to as “Avenzo” throughout this Article 11) will have, and VelaVigo hereby grants to Avenzo, a one-time option with respect to the Option Molecules, Licensed Molecules and Licensed Products (the “Territory Option”), to either (a) share [***]% of all the costs and expenses in connection with the Development and Commercialization of the Option Molecules, Licensed Molecules and Licensed Products in the VelaVigo Territory, including costs and expenses incurred in connection with Manufacturing the Option Molecules, Licensed Molecules and Licensed Products for the purposes of such Development and Commercialization, in each case, incurred after the exercise of such Territory Option, and [***]% of the revenues from sales of the Licensed Products in the VelaVigo Territory on the terms and conditions described in this Section 11.1 (“Participation Rights”), or (b) obtain the exclusive (even as to VelaVigo and its Affiliates) right and license to Develop, Manufacture, Commercialize and otherwise Exploit the Option Molecules, Licensed Molecules and Licensed Products in the VelaVigo Territory (“Territory Expansion Rights”). The Parties shall enter into good faith negotiations for the Participation Rights or Territory Expansion Rights for a period of [***] days after Avenzo notifies VelaVigo in writing for exercising the Territory Option (“Territory Option Period”). For clarity, if the Parties fail to enter into definitive agreements with respect to the Participation Rights or Territory Expansion Rights during the Territory Option Period, VelaVigo shall not be obligated to re-enter any negotiations with Avenzo in connection with the Participation Rights or Territory Expansion Rights.

11.2 Notice of Interest; Provision of Information. Within [***] days of the closing of the Change of Control of Avenzo, Avenzo may provide written notice to VelaVigo of its interest in the Territory Option (i.e., either Participation Rights or Territory Expansion Rights) and request that VelaVigo provide Avenzo the then-current plan of VelaVigo and its Affiliates regarding Development and Commercialization of each Option Molecule, Licensed Molecule and Licensed Product in the VelaVigo Territory, including the then-current budget for such activities, and a reasonably detailed summary of the costs and expenses incurred by VelaVigo in connection with the Development and Commercialization thereof in the VelaVigo Territory, including costs and expenses incurred in connection with Manufacturing the Option Molecules, Licensed Molecules and Licensed Products for the purposes of such Development and Commercialization, in each case, incurred before the exercise of such Territory Option (excluding, any costs actually reimbursed by Avenzo to VelaVigo under this Agreement). VelaVigo will provide such plan and budget to Avenzo within [***] days following the receipt of such notice, and, if requested by Avenzo during the [***]-day period following Avenzo’s receipt of the plan and budget from VelaVigo, meet with Avenzo to discuss and answer questions with regard to such plan and budget.

11.3 Exercise. If Avenzo wishes to exercise the Territory Option, Avenzo shall provide written notice to VelaVigo no later than [***] days following the receipt of the plan and budget from VelaVigo (the “Territory Option Exercise Notice”), which Territory Option Exercise Notice shall describe whether Avenzo intends to exercise the Territory Option with respect to the Participation Rights or the Territory Expansion Rights. Avenzo may exercise all of its rights under the Territory Option with or through any of its Affiliates. Upon Avenzo’s delivery of the Territory Option Exercise Notice in accordance with this Section 11.3, the Parties will negotiate in good faith for a period of [***] days (the “Territory Option Negotiation Period”) the amount of a one-time, lump sum Territory Option exercise fee (“Territory Option Exercise Fee”) equal to the fair market value of the Participation Rights or Territory Expansion Rights, as applicable, with respect to the Licensed Molecules and Licensed Products. For clarity, the Territory Option Exercise Fee must be mutually agreed by the Parties and shall not be subject to Article 18. Upon exercise of the Territory Option pursuant to Section 11.1(b) with respect to the Territory Expansion Rights, the Avenzo Territory will be deemed to include the VelaVigo Territory and the Licensed Technology shall be deemed to include the Greater China Technology.

11.4 Termination. If (a) Avenzo does not provide written notice to VelaVigo of its interest in the Territory Option within [***] days after the closing of the Change of Control of Avenzo, or (b) Avenzo does provide written notice of such interest, but does not exercise the Territory Option within [***] days following the receipt of the plan and budget from VelaVigo, or (c) the Parties fail to agree on the Territory Option Exercise Fee during the Territory Option Negotiation Period, then in each case of ((a) through (c)), the Territory Option shall terminate with no further obligation between the Parties with respect to the Participation Rights and Territory Expansion Rights.

ARTICLE 12

PAYMENTS

12.1 Upfront Payment. In partial consideration of the licenses and rights granted by VelaVigo to Avenzo hereunder, Avenzo will pay to VelaVigo a one-time, non-refundable, and non-creditable payment of $[***] within [***] days after the Effective Date.

12.2 Option Exercise Fee. In consideration of the exercise of the Option Right, Avenzo will pay to VelaVigo a one-time, non-refundable, and non-creditable payment of $[***] within [***] days following the Option Exercise Date (the “Option Exercise Payment”). From and after the Option Exercise Date, the remainder of this Article 12 as they apply to Milestone Payments and Royalty Payments, shall apply to the Licensed Molecules and Licensed Products.

12.3 Development and Regulatory Milestones.

(a) Development and Regulatory Milestone Payments. In partial consideration of the licenses and rights granted by VelaVigo to Avenzo hereunder, when a Licensed Product first achieves the events set forth below (each such event, a “Development and Regulatory Milestone Event”), Avenzo will pay to VelaVigo the corresponding one-time, non-refundable, and non-creditable milestone payments (each such payment, a “Development and Regulatory Milestone Payment”) within [***] days after Avenzo’s receipt of an invoice for such Development and Regulatory Milestone Payment from VelaVigo. Avenzo will promptly (but in any event within [***] days) notify VelaVigo in writing upon the first achievement of each Development and Regulatory Milestone Event with respect to a Licensed Product in the Avenzo Territory:

Development and Regulatory Milestone Events	Development and Regulatory Milestone Payments
1. [***]	$[***]
2. [***]	$[***]
3. [***]	$[***]
4. [***]	$[***]
5. [***]	$[***]
6. [***]	$[***]
7. [***]	$[***]
8. [***]	$[***]
9. [***]	$[***]
10. [***]	$[***]
11. [***]	$[***]
12. [***]	$[***]
13. [***]	$[***]
14. [***]	$[***]
15. [***]	$[***]
16. [***]	$[***]

Total Development and Regulatory Milestone Payments	$[***]

(b) Achievement of Development and Regulatory Milestones. Each Development and Regulatory Milestone Payment will be payable only once on the first occurrence of the corresponding Development and Regulatory Milestone Event in the Avenzo Territory for the first achievement by a Licensed Product, regardless of the number of times the Development and Regulatory Milestone Event is achieved or the number of Licensed Products that achieve the applicable Development and Regulatory Milestone Event. In no event will the aggregate Development and Regulatory Milestone Payments payable under Section 12.3(a) exceed $[***].

(c) Skipped Development and Regulatory Milestones. If, at any time, the achievement of a later Development and Regulatory Milestone Event has occurred with respect to the first Licensed Product in a specific country for a specific Indication, and any preceding Development and Regulatory Milestone Event for such first Licensed Product in such country for such Indication have not yet been achieved, become due, or been paid, then each such skipped Development and Regulatory Milestone Event will become due and payable concurrently with such subsequent Development and Regulatory Milestone Event that has been achieved for such first Licensed Product in such country for such Indication. Without limiting the foregoing, for Development and Regulatory Milestone Events #1 through #4, any skipped Development and Regulatory Milestone Event for a Licensed Product shall be deemed to have been achieved upon the achievement (or deemed achievement) of the subsequent Development and Regulatory Milestone Event. Notwithstanding the foregoing, in the event the first Clinical Trial of a Licensed Product in an Indication is a Phase 1/2 Clinical Trial, the applicable “Phase 1 Clinical Trial” and “Phase 2 Clinical Trial” Development and Regulatory Milestone Events would be deemed achieved and the corresponding Development and Regulatory Milestone Payment would be deemed payable upon achievement of a recommended Phase 2 Clinical Trial dose and dosing of the first patient in the Phase 2 Clinical Trial portion of the applicable Phase 1/2 Clinical Trial.

(d) Gross-Up Following [***]. If [***], then upon the achievement of any unachieved Development and Regulatory Milestone Event during the Term, Avenzo will pay a Development and Regulatory Milestone Payment equal to [***] of the corresponding Development and Regulatory Milestone Payment for such Development and Regulatory Milestone Event set forth in Section 12.3(a) above.

12.4 Sales Milestones.

(a) Sales Milestone Payments. In partial consideration of the rights granted herein, Avenzo will pay to VelaVigo the following one-time, non-refundable, and non-creditable milestone payments (each such payment, an “Annual Net Sales Milestone Payment”) for the first achievement of the corresponding Annual Net Sales events in the Avenzo Territory set forth below (each such event, an “Annual Net Sales Milestone Event”) within [***] days after Avenzo’s receipt of invoice from VelaVigo. Avenzo will notify VelaVigo in writing of the first achievement of each Annual Net Sales Milestone Event with respect to a Licensed Product promptly (but in all events within [***] days) after the end of the Calendar Quarter in which such Annual Net Sales Milestone Event is achieved.

Annual Net Sales Milestone Events based upon Annual Net Sales of all Licensed Products	Annual Net Sales Milestone Payments
1. Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year are greater than $[***]	$[***]
2. Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year are greater than $[***]	$[***]
3. Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year are greater than $[***]	$[***]
4. Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year are greater than $[***]	$[***]
5. Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year are greater than $[***]	$[***]

Total Annual Net Sales Milestone Payments	$[***]

(b) Achievement of Sales Milestones. Each Annual Net Sales Milestone Payment will be payable only once on the first occurrence of the corresponding Annual Net Sales Milestone Event in the Avenzo Territory, and no amounts would be due for subsequent or repeated achievements of any Annual Net Sales Milestone Event, regardless of whether a Licensed Product is approved for use in different presentations, formulations, dosages, route of administration or as a combination product. In no event will the aggregate Annual Net Sales Milestone Payments payable under Section 12.4(a) exceed $[***]. The Annual Net Sales Milestone Payments are cumulative, such that if the Annual Net Sales for Licensed Products in a given Calendar Year exceed more than one applicable threshold, then all corresponding Annual Net Sales Milestone Payments for each achieved Annual Net Sales Milestone Event will be payable.

12.5 Royalties.

(a) Royalty Payment. Subject to adjustments under Section 12.5(c), on a country-by-country and Licensed Product-by-Licensed Product basis, Avenzo will pay to VelaVigo tiered royalties calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated Annual Net Sales of all Licensed Products in the Avenzo Territory in a Calendar Year (a “Royalty Payment”) during the Royalty Term. The tiered royalty rates on Annual Net Sales will be as set forth below:

Portion of Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year	Royalty Rate
1. Portion of Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year less than or equal to $[***]	[	***]%
2. Portion of Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year greater than $[***] and up to and including $[***]	[	***]%
3 Portion of Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year greater than $[***] and up to and including $[***]	[	***]%
4. Portion of Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year greater than $[***]	[	***]%

(b) Royalty Term. The Royalty Payments will be payable on a Licensed Product-by-Licensed Product basis and country-by-country basis in the Avenzo Territory from the First Commercial Sale of such Licensed Product in such country until the latest to occur of: (i) the expiration of the last-to-expire Valid Claim in such country Covering the composition of matter or Qualifying Method of Use of such Licensed Product; (ii) the expiration of all Regulatory Exclusivity for such Licensed Product in such country; or (iii) 10 years after the date of the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”). After the end of the Royalty Term for any Licensed Product in a given country in the Avenzo Territory, Net Sales of such Licensed Product in such country shall be excluded from the calculation of Annual Net Sales.

(c) Royalty Reductions.

(i) Absence of Valid Claims. On a Licensed Product-by-Licensed Product, country-by-country, and Calendar Quarter-by-Calendar Quarter basis, for any Calendar Quarter during the Royalty Term for the applicable Licensed Product in a country in the Avenzo Territory, upon the expiration of the last-to-expire Valid Claim in such country Covering the composition of matter or Qualifying Method of Use of the Licensed Product, the royalty rate of such Licensed Product used to calculate the Royalty Payments in such country for such Calendar Quarter will be reduced by [***]%.

(ii) Biosimilar Entry. If, on a Licensed Product-by-Licensed Product, country-by-country, one or more Biosimilar Product(s) with respect to such Licensed Product is marketed or sold in such country in the Avenzo Territory in any Calendar Quarter, then the royalty rate of such Licensed Product used to calculate the Royalty Payments due in such country will be reduced by [***]% for such Calendar Quarter and each subsequent Calendar Quarter during the applicable Royalty Term for such Licensed Product.

(iii) Third Party Payments. If, on a Licensed Product-by-Licensed Product, country-by-country, and Calendar Quarter-by-Calendar Quarter basis, Avenzo or its Affiliate or Sublicensee obtains one or more licenses under Third Party Patents or Know-How that are necessary or reasonably useful for the Exploitation of such Licensed Product (excluding [***]) in such country in the Avenzo Territory, or acquires such Third Party Patents or Know-How in lieu of a license (each such agreement, a “Third Party Agreement”), then [***]% of any [***] actually paid by Avenzo (or its Affiliate or Sublicensee) under such Third Party Agreement during such Calendar Quarter in such country to the extent [***] will be creditable against [***] payable to VelaVigo with respect to such Licensed Product in such country during such Calendar Quarter during the Royalty Term for such Licensed Product.

(iv) Third Party Infringement Claims. If, on a Licensed Product-by-Licensed Product, country-by-country, and Calendar Quarter-by-Calendar Quarter basis, Avenzo or any of its Affiliates or Sublicensees incurs any Out-of-Pocket Costs in defending or settling any Third Party Infringement Claim (including pursuant to any settlement thereof or any adverse judgment in connection therewith) in accordance with Section 16.5 with respect to a Licensed Product in a country in the Avenzo Territory, then [***]% of the Out-of-Pocket Costs actually paid by Avenzo or its Affiliates or Sublicensees in defending or settling any such Third Party Infringement Claim during such Calendar Quarter in such country will be creditable against [***] payable to VelaVigo with respect to such Licensed Product in such country during such Calendar Quarter during the Royalty Term for such Licensed Product.

(v) Inflation Reduction Act . If, during the Royalty Term for a Licensed Product in the United States, such Licensed Product is designated as a “Selected Drug” under the Drug Price Negotiation Program (as described in Section 1192 of the Social Security Act) by the Secretary of the U.S. Department of Health and Human Services, and Avenzo or its Affiliate or Sublicensee is required to negotiate a maximum fair price that will apply to sales of such Licensed Product during the relevant price applicability period, then the royalty rate of such Licensed Product used to calculate the Royalty Payments in the United States will be reduced by [***]% during such price applicability period.

(vi) Royalty Floor. Notwithstanding any provision to the contrary set forth in the foregoing Sections 12.5(c)(i) -12.5(c)(v), with respect to any Licensed Product, country, and Calendar Quarter, the operation of Sections 12.5(c)(i) - 12.5(c)(v), individually or in combination, will not reduce the Royalty Payments owed by more than [***]% of the Royalty Payments otherwise payable to VelaVigo with respect to such Licensed Product in such country during such Calendar Quarter under Section 12.5(a). Avenzo may carry forward to subsequent Calendar Quarters any amounts it could not deduct as a result of the limitation above.

(d) Royalty Reports. Following the First Commercial Sale of a Licensed Product for which Royalty Payments are due pursuant to this Section 12.5, and continuing for so long as Royalty Payments are due hereunder, Avenzo will, within [***] days after the end of each Calendar Quarter, provide VelaVigo with a royalty report (in a template agreed to by the Parties) showing, on a Licensed Product-by-Licensed Product and country-by-country basis:

(i) the gross sales and Net Sales of Licensed Products sold by Avenzo and its Affiliates and Sublicensees during such Calendar Quarter reporting period and supporting gross-to-net calculations;

(ii) the Royalty Payments in United States Dollars payable hereunder with respect to such Net Sales, with supporting calculations showing the applicable royalty rate applied and any royalty reductions taken pursuant to Section 12.5(c); and

(iii) the rate of exchange with supporting calculations, determined in accordance with Section 12.5, used by Avenzo in determining the amount of United States Dollars payable hereunder.

(e) Royalty Payment. After the receipt of each royalty report provided by Avenzo under Section 12.5(d) above, VelaVigo will issue to Avenzo an invoice for the undisputed amount of Royalty Payments set forth therein. Avenzo will pay to VelaVigo the Royalty Payments for each Calendar Quarter within [***] days after the receipt of the invoice from VelaVigo. If no Royalty Payments are due for any Calendar Quarter following commencement of the reporting obligation, then Avenzo will so report.

12.6 [***] License. Notwithstanding Section 5.6, the Parties hereby acknowledge that, as of the Effective Date, VelaVigo is negotiating a [***] with [***] (the “[***] License”). Upon execution of the [***] License, (i) the [***] License shall be deemed to be an Upstream License Agreement, (ii) Avenzo agrees to comply with the terms and conditions of the [***] License to the extent applicable to Avenzo’s and its Affiliates’ and Sublicensees’ Exploitation of the Licensed Molecules and Licensed Products hereunder; (iii) the royalty rate payable to [***] under the [***] License shall not exceed [***] on Net Sales of Licensed Products (the “Permitted [***] Royalty Rate”); and (iv) subject to clause (iii), Avenzo agrees to pay [***] Royalties in accordance with this Section 12.6, provided that prior to the execution of the [***] License, VelaVigo shall [***]. With respect to any Licensed Product, during the Royalty Term for such Licensed Product, the Parties will share [***] any royalties on Net Sales of such Licensed Product payable by VelaVigo to [***] under the [***] License at the Permitted [***] Royalty Rate resulting from the Exploitation of such Licensed Product by or on behalf of Avenzo or its Affiliates or Sublicensees under this Agreement (“[***] Royalties”), provided that [***]. For clarity, the [***] License shall not be deemed to be a Third Party Agreement hereunder and Avenzo shall not have the right to reduce the royalties payable to VelaVigo pursuant to Section 12.5(c)(iii) as a result of paying the [***] Royalties. Within [***] days following VelaVigo’s receipt of an invoice from [***] for any such royalty payments attributable to the Exploitation of such Licensed Product by or on behalf of Avenzo or its Affiliates or Sublicensees, VelaVigo will provide a copy of such invoice to Avenzo, together with any documentary evidence available to VelaVigo to support such invoiced amounts. Within [***] days following Avenzo’s receipt of such invoice, Avenzo will pay VelaVigo an amount equal to [***]% or all of the WuXi Royalties, as applicable, set forth in such invoice that are attributable to the Exploitation of such Licensed Product by or on behalf of Avenzo or its Affiliates or Sublicensees.

12.7 Payment.

(a) Mode of Payment. All payments to be made under this Agreement will be made in U.S. Dollars and will be paid by electronic transfer in immediately available funds to such bank account in the United States as designated in writing by VelaVigo. All payments will be free and clear of any transfer fees or charges.

(b) Currency Exchange Rate. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars for calculating Net Sales in a Calendar Quarter (for purposes of both the Royalty Payment calculation and whether an Annual Net Sales Milestone Event has been achieved) will be made at the average actual foreign currency exchange rate for the month in which the expense is incurred or sale is made accordance to the exchange rates as published by The Wall Street Journal for such period, or such other source as the Parties may agree in writing.

(c) Payment Timeline. Except as otherwise provided in this Agreement, all payments to be made by one Party to the other Party under this Agreement will be due within [***] days following such Party’s receipt of an invoice from the other Party.

(d) Blocked Currency. If by Applicable Laws in a country in the Avenzo Territory or VelaVigo Territory, as applicable, conversion into U.S. Dollars or transfer of funds of a convertible currency to the United States becomes materially restricted, forbidden or substantially delayed, then the Party obligated to make a payment under this Agreement shall promptly notify the Party entitled to receive such payment and, thereafter, amounts accrued in such country or region under this Article 12 shall be paid to such receiving Party (or its designee) in such country or region in local currency by deposit to an escrow account in a local bank designated by such receiving Party and to the credit of such receiving Party, unless the Parties otherwise agree.

12.8 Audits.

(a) Avenzo will keep, and will require its Affiliates and Sublicensees to keep (all in accordance with the GAAP), for a period not less than [***] years from the end of the Calendar Year to which they pertain, complete and accurate records in sufficient detail to properly reflect Net Sales and to enable any Milestone Payment payable hereunder to be determined.

(b) Upon VelaVigo’s written request, (i) Avenzo will permit, and will cause its Affiliates to permit, an independent certified public accounting firm of internationally recognized standing selected by VelaVigo, to have access during normal business hours upon reasonable prior written notice to Avenzo to such records of Avenzo or its Affiliates as may be reasonably necessary to inspect and verify the accuracy of the payments hereunder, including the basis of the calculations thereof for any Calendar Year ending not more than the preceding [***] years; or (ii) Avenzo will perform, or have performed by an independent certified public accounting firm of internationally recognized standing selected by Avenzo, an audit of any Avenzo’s Sublicensees as may be reasonably necessary to inspect and verify the accuracy of the payments hereunder, including the basis of the calculations thereof for any Calendar Year ending not more than the preceding [***] years. Such inspections in the foregoing sentence may not be conducted more frequently than once per year except for cause. No accounting period of Avenzo or its Affiliates may be subject to inspection more than one time by VelaVigo. If such accounting firm concludes that an underpayment of payments due by Avenzo to VelaVigo occurred, then Avenzo will pay the amount of such underpayment due to VelaVigo, in either case within [***] days following the date such accounting firm’s written report is delivered to the Parties showing such underpayment. If such accounting firm concludes that an overpayment of amounts due by Avenzo to VelaVigo was made, then such overpayment will be credited against any future payment due to VelaVigo hereunder (if there is no future payment due, then VelaVigo will promptly refund such overpayment to Avenzo). The accounting firm will provide to each Party a copy of the report at the same time, which report will include the methodology and calculations used to determine the findings. VelaVigo will bear the full cost of such audit unless such inspection concludes an underpayment by Avenzo of payments due by Avenzo to VelaVigo, in either case of more than [***]% of the amount otherwise payable for that inspected period, in which case Avenzo will pay the actual fees and expenses charged by the accounting firm for such inspection.

(c) VelaVigo will treat all financial information subject to review under this Section 12.8 in accordance with the confidentiality provisions of Article 13, and, prior to commencing such audit, will cause its accounting firm to enter into a confidentiality agreement with Avenzo obligating such accounting firm to treat all such financial information in confidence pursuant to such confidentiality provisions. Such accounting firm will not disclose Confidential Information of Avenzo to VelaVigo, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Avenzo or the amount of payments to or by the Avenzo under this Agreement.

12.9 Interest. Each Party will pay interest on any amounts payable by such Party that are overdue under this Agreement from the day payment was initially due at [***] above the prime or equivalent rate per annum quoted by The Wall Street Journal on the first Business Day after such payment is due; provided, however, that in no case will such interest rate exceed the highest rate permitted by Applicable Laws. The payment of such interest will not foreclose a Party from exercising any other rights it may have because any payment is overdue.

12.10 Taxes.

(a) Withholding Tax. If Avenzo is required to withhold any Taxes, then Avenzo will (i) make such deduction and withholding; (ii) pay to the relevant Governmental Authority the amount withheld; and (iii) promptly forward to VelaVigo an official receipt (or certified copy) or other available documentation to evidence such payment to such authorities. For clarity, Avenzo’s remittance of such withheld Taxes to the appropriate Governmental Authority, together with payment to VelaVigo of the remaining amount owed under this Agreement, shall constitute full satisfaction of the applicable payment due to VelaVigo. In the event a Governmental Authority asserts that additional Taxes should have been withheld from a payment to VelaVigo, VelaVigo agrees to indemnify Avenzo for any withholding Taxes imposed on Avenzo with respect to such payments, together with any penalties and interest imposed in connection therewith and, at Avenzo’s election, (1) Avenzo may offset the amount of such amounts from future payments due to VelaVigo under this Agreement, or (2) VelaVigo shall pay such amount to Avenzo promptly upon request. Notwithstanding anything in this Agreement to the contrary, if any assignment, or sublicense or a similar transfer of rights or obligations under this Agreement (including through merger or acquisition) by Avenzo (each, an “Avenzo Tax Action”) leads to the imposition of withholding Taxes on any amounts payable under this Agreement that would not have been imposed in the absence of such Avenzo Tax Action or in an increase in such liability above the liability that would have been imposed in the absence of such Avenzo Tax Action, then the sum payable by Avenzo (in respect of which such withholding Taxes are required to be made) will be increased to the extent necessary to ensure that VelaVigo receives a sum equal to the sum which it would have received had Avenzo not taken such Avenzo Tax Action.

(b) Indirect Taxes. Notwithstanding any provision to the contrary set forth in this Agreement, all amounts stated herein are inclusive of any transfer, documentary, sales use, stamp, registration, consumption, goods and services, VAT, or other similar Taxes (each an “Indirect Tax”). In the event that any Indirect Tax is imposed under Applicable Law with respect to the transactions, payments or the related transfer of rights or other property pursuant to the terms of this Agreement, VelaVigo shall pay such Indirect Taxes. If Avenzo bears any Indirect Tax directly, VelaVigo shall promptly reimburse Avenzo for such Tax.

(c) Cooperation. The Parties will reasonably cooperate with each other in good faith in accordance with Applicable Laws to minimize any Taxes in connection with this Agreement, including by claiming any exemption from any required Taxes or withholdings (or additional Taxes or double taxation) and seeking any refund of Taxes paid or withheld, under any Applicable Law or regulation or treaty from time to time in force. VelaVigo will provide Avenzo with any Tax forms or other documentation that may be reasonably necessary in order for Avenzo not to withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income Tax treaty. VelaVigo shall provide to Avenzo at least [***] days prior to the due date of the first payment under this Agreement an appropriate and properly completed Internal Revenue Service Form W-8BEN-E.

ARTICLE 13

CONFIDENTIALITY; PUBLICATION

13.1 Confidential Information. Except as expressly provided in this Agreement, each Party agrees that, during the Term and for [***] years thereafter (or, with respect to Confidential Information that is a trade secret of the Disclosing Party, until such trade secret no longer qualifies as a trade secret under Applicable Law), such Party (the “Receiving Party”) will keep confidential and will not publish or otherwise disclose and will not use for any purpose, other than as expressly provided for in this Agreement, any information furnished to it by or on behalf of the other Party (the “Disclosing Party”) pursuant to this Agreement or under the Confidentiality Agreement (“Confidential Information”), whether before or after the Effective Date, and whether in written, electronic, oral, visual, graphic or any other form. The Receiving Party may use Confidential Information only to the extent required to exercise its rights or perform its obligations under this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own, but no less than reasonable care, to require that its, and its Affiliates’, employees, agents, consultants, contractors and other representatives (“Representatives”) do not publish or disclose or make any unauthorized use of the Confidential

Information of Disclosing Party. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information by the Receiving Party, its Affiliates or their respective Representatives. Notwithstanding any provision to the contrary set forth in this Agreement, the terms of this Agreement and the Joint Inventions will be deemed the Confidential Information of both Parties, and each Party will be deemed to be the Receiving Party and Disclosing Party with respect thereto. Notwithstanding the foregoing, Confidential Information will not include information that the Receiving Party can prove by competent evidence:

(a) was already known by the Receiving Party, other than under an obligation of confidentiality, prior to the time of receiving such information from the Disclosing Party, as evidenced by its pre-existing written records;

(b) is, as of the Effective Date, or thereafter becomes, generally known or available to the public, other than through any act or omission of the Receiving Party in breach of this Agreement;

(c) was subsequently lawfully disclosed to the Receiving Party on a non-confidential basis by a Third Party, as a matter of right (i.e., without breaching any obligation such Third Party may have to the Disclosing Party or any other Third Party); or

(d) is independently discovered or developed by the Receiving Party, independently of the activities undertaken by the Receiving Party pursuant to this Agreement and without the use of or reference to Confidential Information furnished by the Disclosing Party, as evidenced by the Receiving Party’s contemporaneously maintained written records.

13.2 Permitted Disclosures. Notwithstanding the provisions of Section 13.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or Prosecuting the Patents as permitted by this Agreement;

(b) enforcing the Receiving Party’s rights under this Agreement or performing its obligations under this Agreement; provided that the Receiving Party uses efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts;

(c) subject to Section 13.3(a), prosecuting or defending litigation as permitted by this Agreement;

(d) subject to Section 13.3(a), complying with a valid order of a court of competent jurisdiction or other Governmental Authority, or other judicial or administrative process, or if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, in each case, other than disclosure of the terms of this Agreement to a Securities Regulator;

(e) subject to Section 13.3(b), disclosure of the terms of this Agreement to the securities regulators (including U.S. Securities and Exchange Commission or the Securities & Futures Commission of Hong Kong) or any securities exchange outside the U.S. on which the Receiving Party’s securities are or are planned to be listed or traded (each, a “Securities Regulator”);

(f) disclosure in regulatory filings that the Receiving Party has the right to make under this Agreement, provided that the Receiving Party uses efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts;

(g) disclosure to the Receiving Party, its Affiliates and their respective Representatives, and the Receiving Party’s Sublicensees (or, with respect to VelaVigo, sublicensees), in each case, who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, Representative or Sublicensee (or, with respect to VelaVigo, sublicensees) agrees to be bound by terms of confidentiality and non-use at least as stringent as those set forth in this Article 13;

(h) disclose to any of VelaVigo’s licensors under any Upstream License Agreements as required under the terms of the applicable Upstream License Agreements, provided, in each case, that any such licensor is bound by terms of confidentiality and non-use at least as stringent as those set forth in this Article 13; and

(i) disclosure of the existence and applicable terms of this Agreement and the status and results of the Exploitation of one or more Option Molecules, Licensed Molecules or Licensed Products, in each case, to actual or bona fide potential investors, acquirers, licensees, Sublicensees, lenders, and other financial or commercial partners, and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out or performing an actual or potential investment, acquisition, license, sublicense, debt transaction, royalty financing, or collaboration; provided that, in each such case, on the condition that such Persons are bound by obligations of confidentiality, non-disclosure, and non-use obligations at least as restrictive or protective of the Parties as those set forth in this Agreement or otherwise customary for such type and scope of disclosure and that any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed.

13.3 Confidential Treatment.

(a) Generally. Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 13.2(c) or Section 13.2(d), it will, except where prohibited by Applicable Law or judicial or administrative process, (i) give reasonable advance notice to the Disclosing Party of such required disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own Confidential Information, but in no event less than reasonable efforts and (iii) cooperate with any lawful efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to contest such disclosure, to obtain a protective order for the Confidential Information required to be disclosed, or to secure other confidential treatment of such Confidential Information. In the event that no such protective order or other remedy is obtained, or the Disclosing Party waives compliance with certain terms of this Article 13, then the Receiving Party will furnish only that portion of Confidential Information that the Receiving Party is advised by legal counsel is legally required to be disclosed. Disclosure by the Receiving Party of Confidential Information in accordance with Section 13.2(c) or Section 13.2(d) will not, in and of itself, cause the information so disclosed to cease to be treated as Confidential Information under this Agreement, except to the extent that, by virtue of disclosure by the Receiving Party in full compliance with this Section 13.2, such information becomes generally known or available. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

(b) Securities Filings. In the event the Receiving Party is required to make a disclosure of the terms of this Agreement to a Securities Regulator pursuant to Section 13.2(e), such Party will, within a reasonable time prior to any such filing (and to the extent possible at least [***] Business Days’ prior to any such filing), provide the other Party with a copy of this Agreement showing any provisions hereof as to which such Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable comments into consideration before filing such copy of this Agreement and use reasonable efforts to have terms identified by such other Party afforded confidential treatment by the applicable regulatory agency; provided that each Party will ultimately retain control over what information to disclose to any Securities Regulator to the extent such Party determines, on the advice of legal counsel, that disclosure is reasonably necessary to comply with Applicable Law, and provided, further, that the Parties will use their reasonable efforts to file redacted versions of this Agreement with any Securities Regulator that are consistent with redacted versions previously filed with any other Securities Regulator(s).

13.4 Use of Names. Subject to Section 13.6, neither Party nor any of its Affiliates will mention or otherwise use the name, logo or trademark of the other Party or any of its Affiliates in any publication, press release, marketing and promotional material or other form of publicity in connection with this Agreement or activities hereunder without the prior written approval of such other Party; provided that such consent will not be required for a Party’s use of the other Party’s name and company logo to identify such other Party as a collaborator on such first Party’s website and in public presentations.

13.5 Publication of Licensed Product Information. Each Party recognizes that the publication, such as by public oral presentation, manuscript or abstract, of the results of Development activities, including Clinical Trials, with respect to the Licensed Products may be beneficial to both Parties provided such publications are subject to reasonable controls to protect Confidential Information of each Party. Accordingly, each Party will have the right to review and comment on any material proposed for publication or public oral or visual presentation by the other Party that includes Confidential Information of such Party. With respect to manuscripts, each Party will return such items as soon as practicable to the other Party with appropriate comments, if any, but in no event later than [***] days from the date of delivery to such Party. With respect to public oral presentation materials, abstracts and posters, each Party will make reasonable efforts to expedite review of such materials, abstracts and posters, and will return such items as soon as practicable to the other Party with appropriate comments, if any, but in no event later than [***]

Business Days from the date of delivery to such Party. Each Party will comply with the other Party’s request to delete references to such other Party’s Confidential Information in any such material. In addition, if any such publication contains patentable subject matter, then at the non-publishing Party’s request, the publishing Party will either delete the patentable subject matter from such publication or delay any submission for publication or other public disclosure for a period of up to an additional [***] days so that appropriate Patent applications may be prepared and filed. The non-publishing Party shall coordinate with the publishing Party on the publication or presentation of any materials with respect to the Licensed Products by the publishing Party prior to any such publication or presentation, and any such publications or presentations shall be subject to the non-publishing Party’s review and comment in accordance with this Section 13.5.

13.6 Public Announcements.

(a) Except as may be expressly permitted under Section 13.2, this Section 13.6 or Section 13.5, neither Party nor its Affiliates will make any public announcement concerning this Agreement, its subject matter or the transactions described herein without first obtaining the approval of the other Party and agreement upon the nature, text and timing of such announcement, which approval and agreement will not be unreasonably withheld or delayed. The Party desiring to make any such public announcement will provide the other Party with a written copy of the proposed announcement in reasonably sufficient time prior to public release to allow the other Party to comment upon such announcement prior to public release. In the case of press releases or other public communications required to be made by Applicable Law, judicial order or stock exchange or quotation system rule, the Party making such press release or public announcement will provide to the other Party a copy of the proposed press release or public announcement in written or electronic form upon such advance notice as is practicable under the circumstances for the purpose of allowing the notified Party to review and comment upon such press release or public announcement. Under such circumstances, the releasing Party will not be obligated to delay making any such press release or public communication beyond the time when the same is required to be made. Neither Party will be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party in accordance with the terms of this Agreement; provided that such information remains accurate and the most current information with respect to the applicable subject matter as of such time.

(b) Each Party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, provided that any such public statement or press release: (i) is not inconsistent with prior public disclosures or public statements made in accordance with Section 13.6(a) or as permitted by Section 13.3; and (ii) does not reveal (A) information regarding the terms of this Agreement that have not previously been disclosed in accordance with Section 13.6(a) or as permitted by Section 13.3 or (B) non-public information about the other Party.

13.7 Prior Non-Disclosure Agreements. Upon execution of this Agreement, the terms of this Article 13 will supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties, including the Confidentiality Agreement. Any information disclosed under such prior agreements by VelaVigo will be deemed disclosed by VelaVigo under this Agreement, and any information disclosed under such prior agreements by Avenzo will be deemed disclosed by Avenzo under this Agreement.

ARTICLE 14

REPRESENTATIONS, WARRANTIES, AND COVENANTS

14.1 Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a) it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder;

(b) (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c) it is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement;

(d) all consents, approvals and authorization from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with execution of this Agreement have been obtained;

(e) to its Knowledge, neither it nor any of its or their Affiliates, directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of such Party or any of its or their Affiliates:

(i) has taken or will take any action in violation of any applicable anticorruption law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.); or

(ii) has corruptly, offered, paid, given, promised to pay or give, or authorized or will corruptly, offer, pay give, promise to pay or give or authorize, the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of: (A) influencing any act or decision of any Public Official in his or her official capacity; (B) inducing such Public Official to do or omit to do any act in violation of his or her lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary or medical facilities) in obtaining or retaining any business whatsoever; and

(f) none of the officers, directors, employees, of such Party or of any of its Affiliates or agents acting on behalf of such Party or any of its Affiliates, in each case, that are employed or reside outside the U.S., are themselves Public Officials.

14.2 Additional Representations and Warranties of VelaVigo. VelaVigo represents and warrants to Avenzo that as of the Effective Date:

(a) VelaVigo is the sole owner of the Licensed Technology and has the right under the Licensed Technology to grant all rights and licenses to Avenzo as purported to be granted pursuant to this Agreement;

(b) Exhibit 1.103 sets forth a complete and accurate list of all Licensed Patents and other than the Patents listed on Exhibit 1.103, VelaVigo does not own or have rights under any Patents Covering any Option Molecule;

(c) There are no contracts and agreements between VelaVigo or any of its Affiliates and a Third Party pursuant to which VelaVigo or any of its Affiliates Control any Licensed Technology as of the Effective Date.

(d) neither VelaVigo nor any of its Affiliates has granted or agreed to grant any right or license to any Third Party that would conflict with the rights or licenses granted to Avenzo under this Agreement;

(e) VelaVigo, its Affiliates, and its and their employees, and to VelaVigo’s Knowledge, its and their consultants and contractors, in each case, involved in any activities related to any Option Molecules, Licensed Molecules and Licensed Products are not, and have not been, debarred or disqualified by any Regulatory Authority as of the Effective Date, and have complied in all material respects with all Applicable Laws in connection with conducting all Development, Manufacturing, Commercialization and other Exploitation of the Option Molecules, Licensed Molecules and Licensed Products;

(f) neither VelaVigo nor any of its Affiliates has received any written notice or threat in writing from any Third Party asserting or alleging that any activities with respect to any Option Molecule, Licensed Molecule or Licensed Product by or on behalf of VelaVigo or its Affiliates prior to the Effective Date infringed, misappropriated, or otherwise violated any intellectual property rights of such Third Party;

(g) to its Knowledge, the conduct of the Research Activities as contemplated as of the Effective Date will not infringe any Patents or misappropriate any Know-How or other intellectual property rights of any Third Party;

(h) no claim or action has been brought against VelaVigo or any of its Affiliates or, to VelaVigo’s Knowledge, threatened in writing to VelaVigo or any of its Affiliates, by any Third Party relating to any of the Licensed Technology; and, to VelaVigo’s Knowledge, no interference, opposition, cancellation or other protest proceeding has been filed against a Licensed Patent; and

(i) to its Knowledge, VelaVigo has provided to Avenzo all material documentation, data, and information under its control requested by Avenzo related to the Option Molecules, Licensed Molecules and Licensed Products. All information and data provided by or on behalf of VelaVigo to Avenzo regarding the Option Molecules, Licensed Molecules and Licensed Products on or before the Effective Date in contemplation of this Agreement or the transactions contemplated hereby was and is as of the Effective Date, to the Knowledge of VelaVigo, accurate in all material respects, and, to the Knowledge of VelaVigo, VelaVigo has not failed to disclose any material information or data known to VelaVigo that could reasonably be expected to cause the information and data that has been disclosed by VelaVigo to Avenzo to be misleading in any material respect.

14.3 Additional Representations and Warranties of Avenzo. Avenzo represents and warrants to VelaVigo that as of the Effective Date:

(a) there are no legal claims, judgments or settlements against or owed by Avenzo or its Affiliates, or pending or, to Avenzo’s or its Affiliates’ knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations, including under any Anti-Corruption Laws;

(b) Avenzo (i) has the right to grant the license that it purports to grant in Section 5.2; and (ii) has not as of the Effective Date, and will not during the Term, grant any right to any Third Party that would conflict with the license or rights granted to VelaVigo hereunder;

(c) Avenzo, its Affiliates, and its and their employees, and to Avenzo’s knowledge, its and their consultants and contractors, that would be involved in its activities hereunder with respect to any Option Molecule, Licensed Molecule or Licensed Product are not, and have not been, debarred or disqualified by any Regulatory Authority.

14.4 Covenants.

(a) Each Party covenants to the other Party that in the course of performing its obligations or exercising its rights under this Agreement, it will, and will cause its Affiliates and Sublicensees to, comply with the terms of this Agreement, all Applicable Laws, including as applicable, cGMP, GCP, GLP, and GSP standards, and will not employ or engage any party who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

(b) VelaVigo or its Affiliates will retain Control during the Term of all (i) Licensed Technology and Greater China Technology that is Controlled by VelaVigo or any of its Affiliates as of the Effective Date, and (ii) any VelaVigo-owned Sole Inventions and Joint Inventions that, if Controlled by VelaVigo or its Affiliates, would be included in the definition of Licensed Technology or Greater China Technology, as applicable, in each case of clause (i) and (ii), unless not doing so would conflict with the licenses granted to Avenzo hereunder.

(c) VelaVigo will not enter into any agreement with any Third Party that is in conflict with the rights granted to Avenzo under this Agreement and will not take any action that would prevent it from granting the rights granted to Avenzo under this Agreement or that would otherwise conflict with or adversely affect the rights granted to Avenzo under this Agreement, including by granting any rights or licenses under the Licensed Technology to any Third Party before the Option Exercise Date that would conflict with the licenses granted to Avenzo pursuant to Section 5.1.

(d) VelaVigo covenants to Avenzo that (i) it will not, and it will cause its Affiliates to not, terminate, cause the termination of or amend any Upstream License Agreement in a manner that would adversely affect Avenzo’s rights under this Agreement or increase Avenzo’s obligations under this Agreement, and (ii) it will, and will cause its Affiliates to, maintain in full force and effect and in good standing all Upstream License Agreements.

(e) Compliance with Anti-Corruption Laws. Each Party hereby covenants to the other Party that:

(i) it will not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (including the provisions of the U.S. Foreign Corrupt Practices Act, the U.K. Anti-Bribery Law, and the Anti-Corruption Act of Mainland China, collectively “Anti-Corruption Laws”) that may be applicable to such Party to this Agreement;

(ii) it will not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws;

(iii) it will, on request by the other Party, verify in writing that to such Party’s Knowledge, there have been no violations of Anti-Corruption Laws by such Party or persons employed by or subcontractors used by such Party in the performance of this Agreement, or will provide details of any exception to the foregoing; and

(iv) it will maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Agreement in order to document or verify compliance with the provisions of this Section 14.4(e), and upon request of the other Party, upon reasonable advance notice, will provide a Third Party auditor mutually acceptable to the Parties with access to such records for purposes of verifying compliance with the provisions of this Section 14.4(e). Acceptance of a proposed Third Party auditor may not be unreasonably withheld or delayed by either Party. It is expressly agreed that the costs related to the Third Party auditor will be fully paid by the Party requesting the audit, and that any auditing activities may not unduly interfere with the normal business operations of the Party subject to such auditing activities. The audited Party may require the Third Party auditor to enter into a reasonable confidentiality agreement in connection with such an audit.

(f) Compliance with Export Control Laws. Each Party hereby covenants to the other Party that:

(i) it will conduct its activities under this Agreement in compliance with applicable export controls and trade and economic sanctions laws and regulations (collectively, “Export Controls”); and

(ii) it shall not, directly or indirectly, export, reexport, transfer, divert, or release any materials, technology, or software (each an “item”) to any prohibited country, territory, entity, individual, or for any prohibited end-use, unless authorized pursuant to Export Controls.

(g) Avenzo has the right to terminate this Agreement effective immediately in the event that VelaVigo becomes a party with whom Avenzo is prohibited from dealing pursuant to Export Controls or Avenzo otherwise reasonably determines that its obligations to comply with Export Controls preclude performance.

14.5 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 15

INDEMNIFICATION

15.1 By Avenzo. Avenzo will indemnify, defend and hold harmless VelaVigo and its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “VelaVigo Indemnitee(s)”), from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) incurred by them in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Claims”) arising after the Effective Date to the extent arising from any of the following, as applicable: (a) the Exploitation of any Option Molecule, Licensed Molecule or Licensed Product by or under the authority of Avenzo (other than by or on behalf of VelaVigo for or on behalf of Avenzo), (b) the gross negligence or willful or intentional misconduct of Avenzo or any of its Affiliates, Sublicensees or any other Avenzo Indemnitee, or (c) Avenzo’s breach of this Agreement, including any of its representations, warranties, or covenants hereunder; in each case (a) through (c), except to the extent such Losses arise from, are based on, or result from any activity or occurrence for which VelaVigo is obligated to indemnify the Avenzo Indemnitees pursuant to Section 15.2.

15.2 By VelaVigo. VelaVigo will indemnify, defend and hold harmless Avenzo and its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Avenzo Indemnitee(s)”), from and against all Losses incurred by them in connection with any Claims to the extent arising from any of the following, as applicable: (a) the Exploitation of any Option Molecule, Licensed Molecule or Licensed Product by or under the authority of VelaVigo (other than by or on behalf of Avenzo for or on behalf of VelaVigo), (b) the gross negligence or willful or intentional misconduct of VelaVigo or any of its Affiliates, Sublicensees (other than Avenzo), or other VelaVigo Indemnitee, or (c) VelaVigo’s breach of this Agreement, including any of its representations, warranties, or covenants hereunder or the conduct of any Research Activities by or under the authority of VelaVigo; in each case (a) through (c) above, except to the extent such Losses arise from, are based on, or result from any activity or occurrence for which Avenzo is obligated to indemnify the VelaVigo Indemnitees pursuant to Section 15.1.

15.3 Procedure. A Party that intends to claim indemnification under this Article 15 (the “Indemnitee”) with respect to any Claim will: (a) notify the other Party (the “Indemnitor”) in writing of such Claim as soon as reasonably practicable after it receives notice of such Claim (it being understood that the Indemnitee’s failure to deliver written notice of such Claim to the Indemnitor within a reasonable time after the Indemnitee receives notice of such Claim, will relieve the Indemnitor of its indemnification obligations under Section 15.1 or Section 15.2, as applicable, with respect to such Claim only to the extent such failure is prejudicial to the Indemnitor’s ability to defend such Claim); (b) permit the Indemnitor to assume direction and control of the defense of the Claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnitee; and (c) cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of the Claim, as requested by the Indemnitor (at the expense of the Indemnitor). If the Indemnitor does not assume control of such defense within [***] days after receiving notice of the Claim from the Indemnitee, then the Indemnitee will control such defense and, without limiting the Indemnitor’s indemnification obligations, the Indemnitor will reimburse the Indemnitee for all documented costs, including reasonable attorney fees, incurred by the Indemnitee in defending itself within [***] days after receipt of any invoice therefor from the Indemnitee. The Party not controlling such defense may participate therein at its own expense and with counsel of its choice unless (i) the Indemnitor and the Indemnitee have agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in either case of (i) or (ii), the Indemnitor shall be responsible for such expense. The Party controlling such defense will keep the other Party advised of the status of such Claim and the defense thereof and will consider recommendations made by the other Party with respect thereto. The Indemnitee will not agree to any settlement of such Claim without the prior written consent of the Indemnitor, which will not be unreasonably withheld, delayed or conditioned. The Indemnitor will not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnitee from all liability with respect thereto, that imposes any liability or obligation on the Indemnitee or that acknowledges fault by the Indemnitee; in each case, without the prior written consent of the Indemnitee.

15.4 Insurance. Each Party, at its own expense, will obtain and maintain, during the Term and for [***] years thereafter, reasonable insurance, including commercial general liability insurance, worker’s compensation insurance and product liability insurance, at levels adequate to cover its obligations hereunder and consistent with industry standards. Each Party will furnish to the other Party on request certificates issued by the insurance company setting forth the amount of the liability insurance (or evidence of self-insurance). It is understood that such insurance will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 15 or otherwise.

15.5 LIMITATION OF LIABILITY. SUBJECT TO AND WITHOUT LIMITING (A) AMOUNTS PAID TO THIRD PARTIES IN CONNECTION WITH THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY WITH RESPECT TO CLAIMS UNDER SECTION 15.1 OR SECTION 15.2, (B) LIABILITY AS A RESULT OF A BREACH OF ARTICLE 13, OR (C) LIABILITY FOR BREACH OF COVENANTS UNDER SECTION 5.7, NEITHER PARTY OR ANY OF ITS AFFILIATES WILL BE LIABLE TO THE OTHER PARTY UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, MULTIPLIED OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS (EVEN IF DEEMED DIRECT DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

ARTICLE 16

INTELLECTUAL PROPERTY

16.1 Ownership.

(a) As between the Parties, each Party will retain all rights, title, and interests in and to all Know-How, Patents, and other intellectual property rights Controlled by such Party as of the Effective Date or that come into the Control of such Party outside of the performance of activities under this Agreement. Without limiting the foregoing, as between the Parties, VelaVigo and its Affiliates will remain the sole and exclusive owner of all Licensed Technology and Greater China Technology.

(b) Ownership of all Inventions will be allocated based on inventorship, as determined in accordance with the rules of inventorship under the U.S. patent laws. Between the Parties, each Party will own all Inventions that are invented, discovered, generated, conceived, reduced to practice, or made solely by or on behalf of it, its Affiliates, or its or its Affiliates’ employees, agents or independent contractors (“Sole Inventions”), and (i) VelaVigo’s Sole Inventions will be included in the Licensed Technology or Greater China Technology (if within the scope of such definition) and included in the licenses and rights granted to Avenzo by VelaVigo hereunder; (ii) Avenzo’s Sole Inventions will be included in the Avenzo IP, Necessary Product Improvement Technology or Avenzo Manufacturing Technology (if within the scope of such definition) and, to the extent otherwise constituting Avenzo IP, Necessary Product Improvement Technology or Avenzo Manufacturing Technology, included in the licenses and rights granted to VelaVigo by Avenzo hereunder. The Parties will jointly own all Inventions that are made jointly by a Party (including its Affiliate, or its or its Affiliate’s employees, agents or independent contractors) together with the other Party (including such other Party’s Affiliates, or its or its Affiliate’s employees, agents or independent contractors) (“Joint Inventions”). Patents claiming the Joint Inventions will be referred to as “Joint Patents.” Each Party will own an undivided equal interest in the Joint Inventions and Joint Patents, without a duty of accounting or an obligation to seek consent from the other Party for the exploitation or license of the Joint Inventions or Joint Patents (subject to the licenses granted to the other Party under this Agreement), and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such accounting or consent.

16.2 Disclosure of Inventions. Each Party will promptly disclose to the other Party all Inventions, including all invention disclosure or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating to such Inventions, and will also promptly respond to reasonable requests from the other Party for additional information relating to such Inventions.

16.3 Assignment; Further Actions. Each Party shall (and shall cause all its Affiliates to) cause all of its employees, agents or independent contractors who perform activities for such Party under this Agreement to be under an obligation to assign to such Party (or its Affiliates) their rights in and to any Inventions owned by such Party or exclusively licensed to such Party by a Third Party. Each Party shall, and does hereby, assign, and shall cause its Affiliates to assign, to the other Party, without additional compensation, such right, title, and interest in and to any Inventions, as well as any intellectual property rights with respect thereto, as is necessary to fully effect, the joint ownership provided for in Section 16.1(b).

16.4 Prosecution.

(a) Avenzo Controlled Patents. As between the Parties, Avenzo shall have the first right, but not the obligation, to Prosecute all (i) Joint Patents in the Avenzo Territory and (ii) other Licensed Patents in the Avenzo Territory (collectively, the “Avenzo Controlled Patents”) using counsel of Avenzo’s choice and at Avenzo’s sole cost and expense. Avenzo will (A) keep VelaVigo reasonably informed of all progress with regard to the Prosecution of the Avenzo Controlled Patents; (B) provide to VelaVigo copies of all material patent office submissions and correspondence with respect to the Avenzo Controlled Patents; and (C) provide to VelaVigo copies of drafts of all material patent office submissions and correspondence with respect to the Avenzo Controlled Patents in advance of submitting such submissions and correspondence so as to allow VelaVigo a reasonable opportunity to comment thereon, and Avenzo will consider incorporating any timely comments in good faith.

(b) VelaVigo Step-in Rights. In the event that Avenzo intends to abandon or cease the Prosecution of any Avenzo Controlled Patent, Avenzo will provide reasonable prior written notice to VelaVigo of such intention to abandon or cease such Prosecution (which notice will be given no later than [***] days prior to the next deadline for any action that must be taken with respect to any such Avenzo Controlled Patent in the relevant patent office). In such case, at VelaVigo’s request, VelaVigo shall have the right, but not the obligation, to assume responsibility for Prosecution of such Avenzo Controlled Patent. Upon such assumption, VelaVigo shall control the Prosecution of such Avenzo Controlled Patent subject to the same terms and conditions set forth in this Section 16.4(b), as applicable to Avenzo, using counsel of VelaVigo’s choice at its cost and expense.

(c) VelaVigo Controlled Patents. As between the Parties, VelaVigo shall have the first right, but not the obligation, to Prosecute all (i) Joint Patents in the VelaVigo Territory and (ii) Greater China Patents (collectively, the “VelaVigo Controlled Patents”) using counsel of VelaVigo’s choice and at VelaVigo’s sole cost and expense. VelaVigo will (A) keep Avenzo reasonably informed of progress with regard to the Prosecution of such VelaVigo Controlled Patents; (B) provide to Avenzo copies of all material patent office submissions and correspondence with respect to the VelaVigo Controlled Patents; and (C) provide to Avenzo copies of drafts of all material patent office submissions and correspondence with respect to the VelaVigo Controlled Patents in advance of submitting such submissions and correspondence so as to allow Avenzo a reasonable opportunity to comment thereon, and VelaVigo will consider incorporating any timely comments in good faith.

(d) Avenzo Step-in Rights. In the event that VelaVigo intends to abandon or cease the Prosecution of any VelaVigo Controlled Patent, VelaVigo will provide reasonable prior written notice to Avenzo of such intention to abandon or cease such Prosecution (which notice will be given no later than [***] days prior to the next deadline for any action that must be taken with respect to any such VelaVigo Controlled Patent in the relevant patent office). In such case, at Avenzo’s request, Avenzo shall have the right, but not the obligation, to assume responsibility for Prosecution of such VelaVigo Controlled Patent. Upon such assumption, Avenzo shall control the Prosecution of such VelaVigo Controlled Patent subject to the same terms and conditions set forth in this Section 16.4(d), as applicable to VelaVigo, using counsel of Avenzo’s choice at its cost and expense.

(e) Cooperation. Each Party will cooperate with the other Party in connection with all activities relating to the Prosecution of the Licensed Patents, Joint Patents and Greater China Patents undertaken by such other Party pursuant to this Section 16.4, including: (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions set forth in Section 16.1, and Patents claiming such Inventions, and to enable the other Party to Prosecute the Licensed Patents, Joint Patents or Greater China Patents as permitted by this Section 16.4; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may materially affect the Prosecution of any Licensed Patent, Joint Patent or Greater China Patent. Each Party will also promptly provide to the other Party all information reasonably requested by such other Party with regard to such Party’s activities pursuant to this Section 16.4.

16.5 Defense of Third Party Infringement Claims. If any Licensed Product or a Party becomes the subject of a Third Party’s claim or assertion of infringement of the Patents of such Third Party relating to the Exploitation of any Licensed Molecule or Licensed Product (each, a “Third Party Infringement Claim”), the Party first becoming aware of the Third Party Infringement Claim will promptly notify the other Party in writing. VelaVigo will have the sole right to control the defense of any Third Party Infringement Claim involving alleged infringement of a Third Party Patent by VelaVigo’s activities at its own expense and by counsel of its own choice, and Avenzo will have the right, at its own expense, to be represented in any such action by counsel of its own choice. Avenzo will have the sole right to control the defense of any Third Party Infringement Claim involving alleged infringement of a Third Party Patent by Avenzo’s activities at its own expense and by counsel of its own choice, and VelaVigo will have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither Party will enter into any settlement of any Third Party Infringement Claim: (a) in a manner that would diminish the rights or interests of the other Party with respect to the Licensed Products without the written consent of such other Party, which will not be unreasonably withheld; or (b) that would impose any cost, obligation, or liability on the other Party, or admit the invalidity or unenforceability of any Patent that is Controlled by the other Party, without such other Party’s prior written consent, which may be withheld in such other Party’s sole discretion. This Section 16.5 shall not limit or exclude either Party’s rights to indemnification pursuant to Article 15.

16.6 Enforcement.

(a) Notice. Each Party will promptly notify the other Party in writing of any alleged or threatened infringement of any Licensed Patent, Greater China Patent or Joint Patent of which it becomes aware or of any action or threatened action seeking a declaratory judgment of non-infringement of a Licensed Patent, Greater China Patent or Joint Patent of which it becomes aware (“Infringement”).

(b) Avenzo Controlled Patents.

(i) As between the Parties, Avenzo will have the first right, but not the obligation, to bring and control any other action or proceeding regarding any alleged or threatened Infringement or claim of invalidity or unenforceability of any Avenzo Controlled Patent, or to defend against any challenge to any of the foregoing, at its own expense and by counsel of its own choice. Avenzo will keep VelaVigo reasonably informed of the status and progress of such action or proceeding. In addition, Avenzo shall provide VelaVigo with drafts of all material papers to be filed with the court or patent office, as applicable, in connection with such action or proceeding to the extent permitted by Applicable Law or any protective or confidentiality order entered by such court or patent office (excluding any information that is confidential to a Third Party), and shall consider in good faith all timely reasonable comments thereto by VelaVigo before filing such papers. VelaVigo shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

(ii) If (A) Avenzo elects not to commence an action or proceeding that Avenzo has the first right to bring and control pursuant to Section 16.6(b)(i), or settle or otherwise secure the abatement of such Infringement, or (B) Avenzo fails to commence any such action or proceeding pursuant to Section 16.6(b)(i) within (1) [***] days following a written request by VelaVigo to do so, or (2) [***] days before the time limit, if any, set forth in the Applicable Laws for the filing of such action or proceeding, whichever comes first, then VelaVigo will have the right to bring and control any such action or proceeding, at its own expense and by counsel of its own choice, and Avenzo will have the right, at its own expense, to be represented in any such action by counsel of its own choice. In such event and to the extent time permits, promptly after Avenzo’s notice to VelaVigo that it does not elect to enforce such Avenzo Controlled Patent or to defend against such challenge or commence any such action or proceeding, the Parties shall meet to discuss in good faith [***]. VelaVigo will keep Avenzo reasonably informed of the status and progress of such action or proceeding. In addition, VelaVigo shall provide Avenzo with drafts of all material papers to be filed with the court or patent office (excluding any information that is confidential to a Third Party), as applicable, to the extent permitted by Applicable Law or any protective or confidentiality order entered by such court or patent office, and shall consider in good faith all timely reasonable comments thereto by Avenzo before filing such papers. Avenzo shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

(c) VelaVigo Controlled Patents.

(i) Subject to Section 16.6(c)(ii), as between the Parties, VelaVigo shall have the sole right, but not the obligation, to bring and control any other action or proceeding regarding alleged or threatened Infringement or claim of invalidity or unenforceability of any VelaVigo Controlled Patent, or to defend against any challenge to any of the foregoing, at its own expense and by counsel of its own choice. VelaVigo will keep Avenzo reasonably informed of the status and progress of such action or proceeding. In addition, VelaVigo shall provide Avenzo with drafts of all material papers to be filed with the court or patent office, as applicable, in connection with such action or proceeding to the extent permitted by Applicable Law or any protective or confidentiality order entered by such court or patent office (excluding any information that is confidential to a Third Party), and shall consider in good faith all timely reasonable comments thereto by Avenzo before filing such papers. Avenzo shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

(ii) Notwithstanding the foregoing, if and after Avenzo exercises the Territory Option, Avenzo (for itself and its successor-in-interest in such Change of Control, collectively referred to as “Avenzo” throughout this Section 16.6(c)) shall have the first right, but not the obligation, to bring and control any other action or proceeding regarding alleged or threatened Infringement or claim of invalidity or unenforceability of any VelaVigo Controlled Patent, or to defend against any challenge to any of the foregoing, at its own expense and by counsel of its own choice. Avenzo will keep VelaVigo reasonably informed of the status and progress of such action or proceeding. In addition, Avenzo shall provide VelaVigo with drafts of all material papers to be filed with the court or patent office, as applicable, in connection with such action or proceeding to the extent permitted by Applicable Law or any protective or confidentiality order entered by such court or patent office (excluding any information that is confidential to a Third Party), and shall consider in good faith all timely reasonable comments thereto by VelaVigo before filing such papers. VelaVigo shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

(iii) If (A) Avenzo elects not to commence an action or proceeding that Avenzo has the first right to bring and control pursuant to Section 16.6(c)(ii), or settle or otherwise secure the abatement of such Infringement, or (B) Avenzo fails to commence any such action or proceeding pursuant to Section 16.6(c)(ii) within (1) [***] days following a written request by VelaVigo to do so, or (2) [***] days before the time limit, if any, set forth in the Applicable Laws for the filing of such action or proceeding, whichever comes first, then VelaVigo will have the right to bring and control any such action or proceeding, at its own expense and by counsel of its own choice, and Avenzo will have the right, at its own expense, to be represented in any such action by counsel of its own choice. In such event and to the extent time permits, promptly after Avenzo’s notice to VelaVigo that it does not elect to enforce such VelaVigo Controlled Patent or to defend against such challenge or commence any such action or proceeding, the Parties shall meet to discuss in good faith [***]. VelaVigo will keep Avenzo reasonably informed of the status and progress of such action or proceeding. In addition, VelaVigo shall provide Avenzo with drafts of all material papers to be filed with the court or patent office (excluding any information that is confidential to a Third Party), as applicable, to the extent permitted by Applicable Law or any protective or confidentiality order entered by such court or patent office, and shall consider in good faith all timely reasonable comments thereto by Avenzo before filing such papers. Avenzo shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

(d) Cooperation. In the event a Party brings an infringement action in accordance with Section 16.6(b), the other Party will cooperate fully, at the enforcing Party’s request and expense, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. The enforcing Party will not enter into any settlement or compromise of any action under this Section 16.6: (i) in a manner that would diminish the rights or interests of the other Party with respect to the Licensed Products without the written consent of such other Party, which will not be unreasonably withheld, conditioned or delayed; (ii) that would impose any cost or liability on the other Party without the written consent of such other Party; or (iii) that would admit the invalidity or unenforceability of any Patent that is Controlled by the other Party, without such other Party’s prior written consent, which may be withheld in such other Party’s sole discretion.

(e) Recoveries. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery as a result of any action or proceeding pursuant to Section 16.6, whether by way of settlement or otherwise, will first be used first to reimburse the enforcing Party for its documented, Out-of-Pocket Costs (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding, and then to reimburse the other Party for its documented, Out-of-Pocket Costs (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding (to the extent not previously reimbursed by the enforcing Party), and any remainder of the recovery after reimbursement of the litigation costs and expenses of the Parties, will be shared with the enforcing Party receiving [***]% of such remainder and the other Party receiving [***]% of such remainder.

16.7 Patent Marking. Each Party will mark (or cause to be marked) the Licensed Products marketed and sold in such Party’s respective territory hereunder with appropriate Patent numbers or indicia to the extent required by Applicable Law.

16.8 Patent Listing. Each Party shall have the sole and exclusive right to make all patent listings (such as the FDA Orange Book, Purple Book and any foreign equivalent) of any Licensed Patent with respect to any Licensed Product in its territory.

ARTICLE 17

TERM AND TERMINATION

17.1 Term and Expiration.

(a) Term. The term of this Agreement will be effective as of the Effective Date, and if Avenzo exercises the Option Right, will continue in effect until the expiration of the last Royalty Term with respect to Licensed Products in any country in the Avenzo Territory (the “Term”). If Avenzo does not exercise the Option Right, this Agreement will terminate in accordance with Section 3.3.

(b) Effect of Expiration of Royalty Term. On a Licensed Product-by-Licensed Product and country-by-country basis, upon the expiration of the Royalty Term for such Licensed Product in a given country in the Avenzo Territory, subject to Avenzo’s obligation to pay any [***] Royalties in accordance with Section 12.6, the licenses granted by VelaVigo to Avenzo under Section 5.1 of this Agreement in such country with respect to such Licensed Product will become fully paid-up, perpetual, irrevocable, sublicensable (through multiple tiers) and royalty-free.

17.2 Termination for Mutual Agreement. This Agreement may be terminated by the Parties’ mutual written agreement.

17.3 Termination for Convenience. Avenzo has the right to terminate this Agreement in its entirety or on a Licensed Product-by-Licensed Product or country-by-country basis for any or no reason upon [***] days’ prior written notice to VelaVigo before First Commercial Sale of a Licensed Product, or [***] days’ prior written notice to VelaVigo after First Commercial Sale of a Licensed Product.

17.4 Termination for Material Breach.

(a) This Agreement may be terminated by a Party at any time during the Term (i) on a Licensed Product-by-Licensed Product or country-by-country basis if the other Party is in material breach of this Agreement with respect to such Licensed Product or country, or (ii) in its entirety if the other Party is in material breach of this Agreement with respect to all Licensed Products and countries in the Avenzo Territory, or if such material breach does not relate specifically to any Licensed Product or country, in any such case in clause (i) or (ii), upon [***] days’ (or [***] days’ with respect to any payment breach) written notice identifying the material breach in reasonable detail (“Breach Notice”), and, (A) if such breach is curable, such breach has not been cured within [***] days (or [***] days with respect to any payment breach) of such Breach Notice (“Cure Period”), or (B) if such breach is curable but is not capable of cure within the Cure Period, the alleged breaching Party fails to deliver to the non-breaching Party within the Cure Period a written plan that is reasonably calculated to resolve such material breach within a specified period (not to exceed [***] months from receipt of the Breach Notice) and does not cure such material breach within the period specified in such plan.

(b) If the alleged breaching Party reasonably and in good faith disagrees as to whether there has been a material breach of this Agreement, and such allegedly breaching Party provides the other Party with written notice of such Dispute and initiates the dispute resolution process in accordance with Article 18, in each case, within [***] days following receipt of the Breach Notice, then (i) the other Party will not have the right to terminate under Section 17.4(a) unless and until it has been determined, in accordance with Article 18, that the allegedly breaching Party has materially breached this Agreement, (ii) during the pendency of such a Dispute, the relevant Cure Period with respect to such alleged material breach will be tolled from the date the allegedly breaching Party provides the other Party with notice of such Dispute until the resolution of such Dispute in accordance with Article 18, provided that for any Dispute regarding payment, such tolling of the Cure Period will only apply with respect to the payment of the disputed amounts and not with respect to any undisputed amounts, and (iii) all of the terms and conditions of this Agreement will remain in effect, and the Parties will continue to perform all of their respective obligations under this Agreement.

17.5 Termination for Insolvency. Each Party has the right to terminate this Agreement in its entirety upon delivery of written notice to the other Party in the event that (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization under the Chapter 7 of the United States of Bankruptcy Code or other similar Applicable Law or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] days of its filing, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

17.6 Termination for Patent Challenge. To the maximum extent permissible under the applicable Law, VelaVigo may terminate this Agreement by providing [***] days’ prior written notice of termination to Avenzo if Avenzo or its Affiliates or Sublicensees (directly or indirectly) contests the validity or enforceability of any Licensed Patent or (after exercise of the Territory Option) Greater China Patent anywhere in the world in any court, tribunal, arbitration proceeding or other proceeding, including the U.S. Patent and Trademark Office and the U.S. International Trade Commission (a “Patent Challenge”), unless Avenzo or its applicable Affiliate or Sublicensee withdraws, cancels or otherwise terminates such Patent Challenge within [***] days following VelaVigo’s notice; provided that Avenzo shall be deemed to have fulfilled its obligation to “withdraw, cancel or otherwise terminate” such Patent Challenge within such [***]-day period if Avenzo terminates the applicable sublicense agreement within such [***]-day period. Notwithstanding the foregoing, VelaVigo will not have the right to terminate this Agreement if [***]. For clarity, [***] shall not constitute “Patent Challenges” hereunder.

17.7 Effects of Termination. Upon the termination (but not expiration) of this Agreement in its entirety or with respect to one or more Terminated Products and Terminated Territories (in which case, references to termination shall apply only to such Terminated Products or Terminated Territories) for any reason, the provisions of this Section 17.7 will apply. All rights and licenses granted by either Party to the other Party herein will immediately terminate and all such rights will revert back to the granting Party, and all sublicenses of such rights and licenses will also terminate, except as provided in this Section 17.7. In addition to the foregoing:

(a) Reversion License. Upon any termination of this Agreement (in whole or in part) other than by Avenzo pursuant to Section 17.4, as of the effective date of termination and subject to Section 17.7(b), Avenzo and its Affiliates will and hereby do grant to VelaVigo and its Affiliates an exclusive and sublicensable (through multiple tiers) license under the Grant-Back Technology solely to Exploit the applicable Terminated Product(s) in the applicable Terminated Territory(ies) (the “Reversion License”), which license is exercisable only upon such effective date of termination and is subject to [***].

(b) Reversion Terms. Upon any termination of this Agreement (in whole or in part) other than by Avenzo pursuant to Section 17.4, at VelaVigo’s request, the Parties will negotiate in good faith for a period of [***] days following the effective date of such termination to agree on commercially reasonable financial terms for the Reversion License granted to VelaVigo under Section 17.7(a) and the [***] set forth below (the “Reversion Terms”). In determining the amount of such Reversion Terms payable by VelaVigo to Avenzo, the Parties will take into account, among other things, [***]. In connection with the Reversion License, [***]. The Parties shall use good faith efforts to negotiate a termination plan (the “Transition Plan”) setting forth the Parties’ respective obligations with respect to transitioning to VelaVigo any Terminated Product(s), which Transition Plan shall include, if requested by VelaVigo, [***]. If the Parties are unable to agree on the applicable Reversion Terms or the Transition Plan within [***] days after the effective date of termination, then either Party may refer such matter for resolution pursuant to Exhibit 17.7(b).

(c) Inventory. [***].

(d) Sublicenses. As of the effective date of termination, all sublicenses (including through multiple tiers) then in effect held by any Sublicensee who is in good standing under its applicable sublicense agreement shall, unless terminated by the Sublicensee, remain in effect and automatically become a direct license under the Licensed Technology granted by VelaVigo that is the same scope as the sublicense granted by Avenzo on the same terms and conditions set forth in this Agreement.

(e) Other Assistance. Each Party will provide any other assistance or take any other actions, in each case reasonably requested by the other Party, as necessary to effect the provisions of this Section 17.7 with respect to the transfer to VelaVigo of the Development, Manufacture or Commercialization of the Terminated Products as set forth herein, provided that any such assistance provided or actions taken by Avenzo or its Affiliates (including any costs incurred by Avenzo or its Affiliates in connection with the Transition Plan) shall be at [***] if this Agreement is terminated [***] or at [***] if this Agreement is terminated for any other reasons.

(f) Return of Confidential Information. Upon termination of this Agreement in its entirety, at the Disclosing Party’s election, the Receiving Party will return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party that are in the Receiving Party’s or its Affiliates’ or Sublicensees’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided that the Receiving Party may retain one copy of such Confidential Information for its legal archives. Notwithstanding anything herein to the contrary, the Receiving Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

17.8 Other Remedies. Termination or expiration of this Agreement for any reason will not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

17.9 Survival. Termination or expiration of this Agreement will not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. The following provisions will survive the termination or expiration of this Agreement for any reason: Articles 1, 13 (other than Section 13.5), 15, 18, 19, and Sections 7.5, 8.8 (solely in the event of expiration but not termination of this Agreement), 14.5, 15.5, 16.1, 16.3, 17.1, 17.7, 17.8 and this Section 17.9.

ARTICLE 18

DISPUTE RESOLUTION

18.1 General. Except for any matter (a) subject to resolution by “baseball style” arbitration in accordance with Exhibit 17.7(b) or (b) for which this Agreement assigns decision-making to the Parties or requires the consent of one or both of the Parties (the “Excluded Matters”), the Parties agree that any claim, dispute or controversy between the Parties or any of their Affiliates arising from, relating to or in connection with this Agreement, including with respect to its formation, applicability, breach, termination, enforcement, interpretation or validity (a “Dispute”), will be resolved in accordance with this Article 18.

18.2 Continuance of Rights and Obligations during Pendency of Dispute Resolution. During the pendency of any Dispute referred to dispute resolution in accordance with this Article 18, including a dispute related to the termination of this Agreement, all rights and obligations of the Parties will continue until such time as any Dispute has been resolved in accordance with the provisions of this Article 18.

18.3 Escalation. Either Party, through the delivery of written notice, may refer any Dispute to the Senior Executives for attempted resolution. In the event the Senior Executives are unable to resolve such Dispute within [***] days following the delivery of such written notice, then, upon the written request of either Party to the other Party (“Dispute Referral”), the Dispute will be subject to further resolution in accordance with Section 18.4 or Section 18.5, as applicable.

18.4 Arbitration.

(a) [***].

(b) [***].

(c) [***].

(d) [***].

(e) [***].

(f) [***].

18.5 Certain Disputes. Notwithstanding any provision to the contrary set forth in Section 18.4, in the event of a Dispute with respect to (a) the validity, scope, enforceability or ownership of any Patent or other intellectual property rights, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, and such Dispute is not resolved in accordance with Section 18.3, such Dispute will not be submitted to an arbitration proceeding in accordance with Section 18.4, unless otherwise agreed by the Parties in writing, and instead, either Party may initiate litigation in a court of competent jurisdiction.

ARTICLE 19

MISCELLANEOUS

19.1 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, U.S. without reference to any rules of conflict of laws.

The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.

19.2 Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, pandemics, epidemics, quarantines, or other acts of God or any other deity (or orders of any Governmental Authority related to any of the foregoing), or acts, omissions or delays in acting by any Governmental Authority. The affected Party will notify the other Party of such force majeure circumstances (each, a “Force Majeure Event”) as soon as reasonably practical, the JSC, JDC or JMSC, as applicable, will review and discuss any such matter and the affected Party will promptly undertake Commercially Reasonable Efforts necessary to cure such Force Majeure Event.

19.3 Performance by Affiliates. Notwithstanding any provision to the contrary set forth in this Agreement, Avenzo will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Affiliate (so long as such Affiliate remains an Affiliate of Avenzo). Avenzo hereby guarantees the performance by its Affiliates of its obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by Avenzo’s Affiliate of any of Avenzo’s obligations under this Agreement will be deemed a breach by Avenzo, and VelaVigo may proceed directly against Avenzo without any obligation to first proceed against Avenzo’s Affiliate.

19.4 Assignment. Neither Party may assign this Agreement without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); except that (a) either Party may make such an assignment without such consent to a Third Party successor to substantially all of the business or assets of such Party to which this Agreement relates (whether by merger, sale of stock, or sale of assets), and (b) either Party may assign this Agreement without such consent to an Affiliate (so long as such Affiliate remains an Affiliate of the assigning Party and the assigning Party will remain liable for all of its rights and obligations under this Agreement), provided that, [***]. Any attempted assignment or transfer in violation of this Section 19.4 will be null and void. Subject to the foregoing, this Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

19.5 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

19.6 Notices. All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to VelaVigo:

Address:	Building 1, 215 Fute South Road, Waigaoqiao Free Trade Zone, Pudong, Shanghai 200131, China
Attn:	Tong Zhang
Email:	[***]

If to Avenzo:

Address:	Avenzo Therapeutics, Inc. 12707 High Bluff Dr. Suite 200 San Diego, CA 92130
Attn:	Legal Department
Email:	[***]

with a copy (which will not constitute notice) to:

Address:	Cooley LLP 10265 Science Center Drive San Diego, CA 92121
Attn:	Charity Williams
Email:	[***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) when delivered if personally delivered; (b) if sent by email, upon electronic confirmation of receipt; (c) on the Business Day after dispatch if sent by nationally recognized overnight courier; or (d) on the fifth Business Day following the date of mailing if sent by mail.

19.7 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.

19.8 Entire Agreement; Amendments. The Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder), including the Confidentiality Agreement, are superseded by the terms of this Agreement. Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto. To the extent there is any conflict between the terms of any Ancillary Agreement (including the Pharmacovigilance Agreement, the Supply Agreement or related Quality Agreement) and the terms of this Agreement, the terms of such Ancillary Agreement will control solely with respect to the primary subject matters thereof, and the terms of this Agreement will control otherwise.

19.9 Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.

19.10 Independent Contractors. It is expressly agreed that VelaVigo and Avenzo will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture or agency. Neither VelaVigo nor Avenzo has the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other Party, without the prior written consent of the other Party.

19.11 Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, will not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. No waiver shall be binding unless in writing and signed by the waiving Party.

19.12 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

19.13 Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”, (c) the word “will” will be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Exhibits will be construed to refer to Sections or Exhibits as described in this Agreement, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or” where applicable.

19.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Each Party will be entitled to rely on the delivery of executed electronic or PDF copies of counterpart execution pages of this Agreement and such electronic or PDF copies will be legally effective to create a valid and binding agreement among the Parties.

19.15 Language. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute or proceeding related to or arising hereunder, will be in the English language.

[Signature Page Follows]

IN WITNESS WHEREOF, Avenzo, VelaVigo and VelaVigo US have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

VelaVigo (Shanghai) Limited		Avenzo Therapeutics, Inc.

By:	/s/ Jing Li	By:	/s/ Athena Countouriotis, MD
Name: Jing Li		Name: Athena Countouriotis, MD
Title: CEO		Title: President and CEO

VelaVigo Bio, Inc.

By:	/s/ Jing Li
Name: Jing Li
Title: CEO

Exhibit 1.61

Final Data Package

[***]

Exhibit 1.101

Licensed Know-How

[***]

Exhibit 1.103

Licensed Patents

[***]

Exhibit 1.121

Option Molecule

[***]

Exhibit 2.1

Initial Research Plan

[***]

Exhibit 9.2(b)

Clinical Supply Agreement Term Sheet

The Supply Agreement to be negotiated and entered into by and between Avenzo and VelaVigo pursuant to Section 9.2(b) of the Agreement will contain, among others, the key terms provided in the table below. In this table, capitalized terms have the meanings set forth in the Agreement.

[***]

Exhibit 17.7(b)

Baseball Arbitration Procedures

[***]

89